Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

RYVYL, INC.,

RYVYL MERGER SUB INC.,

and

RTB DIGITAL, INC.

Dated as of September 28, 2025

i

Exhibits and Annexes

Annex	Description

Annex I	Summary of Obligations

Exhibits	Description

Exhibit A	Lock-Up Agreement
Exhibit B	Olivia Employment Agreement
Exhibit C	Illustrative Exchange Ratio Calculation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of September 28 2025, by and among RYVYL, Inc., a Nevada corporation (“Parent”), RYVYL Merger Sub Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and RTB Digital, Inc., a Delaware corporation (the “Company”). The parties hereto are referred to collectively as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the merger (the “Merger”) as a direct, wholly owned Subsidiary of Parent (the corporation surviving the Merger, the “Surviving Corporation”);

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders; (b) approved, adopted and declared advisable this Agreement and the Transactions; (c) directed that the approval and adoption of this Agreement (including the Transactions) be submitted to the Company’s stockholders; and (d) recommended the adoption of this Agreement and approval of the Transactions by the Company’s stockholders;

WHEREAS, the Board of Directors of Parent has unanimously (a) determined that this Agreement and the Transactions (including the Parent Share Issuance and the Parent Articles Amendment) are fair to and in the best interests of Parent and its stockholders; (b) approved, adopted and declared advisable this Agreement and the Transactions (including the Parent Share Issuance and the Parent Articles Amendment); (c) directed that the Parent Share Issuance and the Parent Articles Amendment be submitted to a vote at a meeting of Parent’s stockholders; and (d) recommended the approval of the Parent Share Issuance and the Parent Articles Amendment by Parent’s stockholders;

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) approved, adopted and declared advisable this Agreement and the Transactions and (b) directed that this Agreement (including the Transactions) be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub;

WHEREAS, in connection with, and no later than ten (10) calendar days after the execution and delivery of this Agreement, and as a condition to the willingness of Parent and Merger Sub to enter into this Agreement, certain holders of shares of Company Common Stock sufficient to approve the Merger and the other Transactions shall enter into a voting and support agreement with Parent and the Company in a form to be mutually agreed between Parent and the Company (the “Company Support Agreement”);

WHEREAS, in connection with, and no later than ten (10) calendar days after the execution and delivery of this Agreement, and as a condition to the willingness of the Company to enter into this Agreement, each director and officer of Parent and certain of the Parent’s shareholders who hold an aggregate of 10% or more of Parent’s Common Stock shall enter into voting and support agreements with Parent and the Company in a form to be mutually agreed between Parent and the Company (each, a “Parent Support Agreement”);

WHEREAS, promptly after the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver actions by written consent (the “Merger Sub Consent”), adopting this Agreement and approving the Transactions;

WHEREAS, concurrently with the consummation of the Merger and the other transaction contemplated by this Agreement (the “Closing”), certain significant holders of Company Stock have shall enter into lock-up agreements with Parent in substantially the form attached as Exhibit A hereto (each, a “Lock-Up Agreement”);

WHEREAS, concurrently with the Closing, Parent and George Oliva shall enter into an employment agreement substantially in the form attached hereto as Exhibit B (the “Oliva Employment Agreement”), pursuant to which Mr. Oliva will serve as an executive officer of Parent and shall then lead the business unit comprised of Parent’s pre-closing business and operations and shall receive the compensation specified therein (including equity compensation);

WHEREAS, for U.S. federal income Tax purposes, the Parties intend that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), (ii) Parent and the Company each be a party to the reorganization within the meaning of Section 368(b) of the Code, and (iii) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder;

WHEREAS, on the terms and subject to the conditions set forth herein, prior to the Closing, Parent shall effect the Parent Articles Amendment in accordance with the applicable provisions of the NRS;

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties and covenants in this Agreement in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

Article I

THE MERGER; CLOSING; EFFECTIVE TIME

Section 1.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Company shall file a certificate of merger with respect to the Merger, in customary form and substance (the “Certificate of Merger”), with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, (i) Merger Sub shall be merged with and into the Company in accordance with the DGCL and (ii) the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving company in the Merger.

(c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and restrictions of the Company and Merger Sub, all as provided under the DGCL, and the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 1.02 Organizational Documents of the Surviving Corporation.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, the Company, Merger Sub or any other Person, (i) the certificate of incorporation of the Company shall be amended and restated to read in its entirety as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law, and (ii) the bylaws of the Company shall be amended and restated in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by Applicable Law.

Section 1.03 Directors and Officers of the Surviving Corporation. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with Applicable Law, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

Section 1.04 Closing. The Closing of the Merger shall take place via the electronic exchange of documents and signatures at 9:00 a.m., New York City time, on the second (2nd) Business Day following the satisfaction or (to the extent permitted by Law) waiver by the Party or Parties entitled to the benefits thereof of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions by the Party or Parties entitled to the benefits thereof), or at such other place, time and date as shall be mutually agreed in writing between the Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.05 Parent Governance Matters.

(a) Parent Organizational Documents. Prior to the Effective Time, (i) subject to the receipt of the Parent Stockholder Approval, the articles of incorporation of Parent shall be amended and restated in its entirety to be in the form to be mutually agreed between Parent and the Company (the “Restated Parent Articles”), and Parent shall file the Restated Parent Articles with the Secretary of State of the State of Nevada in accordance with the applicable provisions of the NRS and (ii) the Board of Directors of Parent shall, at a meeting duly called, adopt resolutions to amend and restate the bylaws of Parent to be in the form to be mutually agreed between Parent and the Company (the “Restated Parent Bylaws”), to be effective as of the Closing Date. The Restated Parent Articles and Restated Parent Bylaws shall be the articles of incorporation and bylaws of Parent until thereafter supplemented or amended in accordance with the applicable provisions thereof and of the NRS.

(b) Board of Directors of Parent. Parent shall take all necessary action (including by passing the appropriate resolutions to the extent necessary, to be effective immediately following the Closing, to increase the size of the Board of Directors of Parent and appoint the applicable Board Designees to fill the resulting vacancies, and by securing or causing to be delivered to Parent (with evidence thereof to be provided to the Company) the resignations of then-serving directors of the Board of Directors of Parent) to:

(i) cause the size of the Board of Directors of Parent as of the Closing to be fixed at seven (7) and cause the individuals set forth in Section 1.05(b)(i) of the Company Disclosure Schedules (as may be updated by the Company prior to Closing upon written notice to Parent) to be appointed to the Board as of the Closing (each such individual and their successors, a “Board Designee”); and

(ii) designate a Board Designee selected by Parent as a member the Board of Directors of Parent as of the Closing, who shall be required to qualify as an independent director under the applicable Nasdaq listing rules.

(c) Parent Executive Officers. Parent shall take all necessary action (including by passing the appropriate resolutions to the extent necessary, to be effective immediately following the Closing, and by securing or causing to be delivered to Parent (with evidence thereof to be provided to the Company) the resignations of then-serving officers of the Company) to cause the officers of Parent as of the Closing to be the individuals set forth in Section 1.05(c) of the Company Disclosure Schedules (as may be updated by the Company prior to Closing upon written notice to Parent).

Section 1.06 Pre-Closing Company Preferred Stock Exchange. On or prior to the Closing Date, the holders of Company Preferred Stock shall either exchange or convert all of their issued and outstanding shares of Company Preferred Stock for shares of Company Common Stock at the applicable conversion ratio (including any accrued or declared but unpaid dividends) as set forth in the Company’s certificate of incorporation (the “Company Preferred Stock Exchange”).

Article II

EFFECT ON CAPITAL STOCK; EXCHANGE

Section 2.01 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any Equity Interests in the Company, Parent or Merger Sub:

(i) each share of (A) Company Common Stock issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Stock Exchange), other than Excluded Shares and Dissenting Shares, shall be converted into a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio; (B) ) Company Convertible Note Shares issued and outstanding immediately prior to the Effective Time (or which would be issued in accordance with the terms of Company Convertible Notes as a result of the Merger or closing of an Additional Company Financing), shall be converted into a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio; and (C) Company Class C Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into a number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio. Each share of Parent Common Stock issued pursuant hereto being “Merger Consideration”). The aggregate Merger Consideration shall be a number of shares equal to the sum of number of shares of Parent Common Stock issued by Parent in respect of each clauses (A), (B), and (C) above. Each share of Company Common Stock or Company Class C Common Stock that was immediately prior to the Effective Time represented by a certificate and each uncertificated share of Company Common Stock or Company Class C Common Stock that immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company (other than Excluded Shares and Dissenting Shares) shall cease to be outstanding, shall be canceled and cease to exist and shall thereafter represent only the right to receive the Merger Consideration, without any interest. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock and delivery of duly executed letters of transmittal in accordance with Section 2.04 will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Class C Common Stock, and after the Effective Time there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock or Company Class C Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any duly executed letters of transmittal with respect to former shares of Company Common Stock or Company Class C Common Stock are presented to the Surviving Corporation or the Exchange Agent for any reason, they will be treated in accordance with this Article II. Notwithstanding any other provision of this Agreement, the conversion of the Company Convertible Note Shares and shares of Company Class C Common Stock are intended to dilute each of Parent and the Company equity holders concurrently and on a pro rata basis as if pursuant to an issuance of shares for capital received following the conversion of Company Common Stock specified in Section 2.01(a)(i)(A), above, and as set forth in the illustrative exchange ratio calculation attached hereto as Exhibit C.

(ii) each share of Company Common Stock or Company Class C Common Stock that is held immediately prior to the Effective Time by the Company as treasury stock or owned by any Subsidiary of the Company (the “Excluded Shares”) shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii) each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(iv) each outstanding Company Convertible Security, if not exercised or converted prior to the Effective Time, shall automatically be converted into an equivalent convertible security of Parent (the “Assumed Convertible Security”). Subject to the subsequent sentence, each Assumed Convertible Security will be subject to the terms and conditions set forth in the Company’s equity plan or other applicable agreement (except any references therein to the Company or Company Common Stock will instead mean Parent and Parent Common Stock, respectively). Each Assumed Convertible Security shall: (i) have the right to acquire a number of shares of Parent Common Stock equal to (as rounded down to the nearest whole number) the product of (A) the number of shares of Company Common Stock which the Company Convertible Security had the right to acquire immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the applicable exercise price or conversion price of the Company Convertible Security, divided by (B) the Exchange Ratio; and (iii) be subject to the same vesting schedule as the applicable Company Convertible Security.

Section 2.02 Warrant Amendment; Parent Warrant Payment.

(a) Parent hereby agrees to use its best efforts to amend the Parent Warrants held by certain institutional investors who hold Parent Warrants representing no less than 97% of the outstanding Parent Warrants as of the date of this Agreement (the “Required Warrant Holders”) on or before the 30th calendar day following the date of this Agreement (the “Warrant Amendment Deadline”), in a manner reasonably satisfactory to Parent and the Company (each a, “Warrant Amendment”), provided that no such agreement shall be deemed reasonable unless it removes any possibility for a Required Warrant Holder to compel Parent to pay them cash in satisfaction of any obligations pursuant to any such Warrant Amendment. If Parent is unable to obtain the requisite Warrant Amendments prior to the Warrant Amendment Deadline, the non-solicitation provisions in Section 5.02 (but not those in Section 6.02) shall no longer have any further force or effect.

(b) In the event that at the Effective Time the requisite number of Parent Warrants have not been amended in accordance with Section 2.02(a), above, the Parent Valuation shall be adjusted downward at a rate equal to one dollar ($1.00) of reduction for every three dollars ($3.00) of the potential liability of Parent for any such Parent Warrant Payments that it may be required to pay, up to a maximum aggregate reduction to the Parent Valuation of $1,000,000.

Section 2.03 Fully Diluted Parent Common Stock; Fully Diluted Company Common Stock. Prior to the Closing, (i) Parent shall deliver to the Company a certificate signed on behalf of Parent by the Chief Financial Officer of Parent setting forth the aggregate Fully Diluted Parent Common Stock as of the close of business on the Business Day immediately preceding the Closing Date (after giving effect to the Restated Parent Articles and the Parent Reverse Split), and (ii) the Company shall deliver a certificate signed on behalf of the Company by the Chief Executive Officer of the Company setting forth the aggregate Fully Diluted Company Common Stock and Company Class C Common Stock, each as of the close of business on the Business Day immediately preceding the Closing Date. Absent manifest error or fraud, each certificate delivered pursuant to the preceding sentence shall be final and binding on the Parties and all holders of Equity Interests in any of the Parties.

Section 2.04 Exchange of Shares.

(a) Exchange Agent. Prior to the Closing, Parent shall appoint VStock Transfer LLC (or such other exchange agent as is reasonably acceptable to the Company and Parent) (the “Exchange Agent”) to act as agent for the purpose of delivering to each stockholder of the Company his, her or its portion of the aggregate Merger Consideration in respect of such stockholder’s Company Common Stock or Company Class C Common Stock. As of or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of holders of the Company Common Stock or Company Class C Common Stock, a number of shares of Parent Common Stock, in book-entry form, equal to the aggregate Merger Consideration issuable pursuant to Section 2.01(a)(i) for the purpose of exchanging the Company Common Stock or Company Class C Common Stock for the Merger Consideration.

(b) Exchange Procedures. Prior to the Effective Time, Parent shall provide, or cause the Exchange Agent to provide, to each Person who is or will be, as of immediately prior to the Effective Time, a holder of record of Company Common Stock or Company Class C Common Stock, a letter of transmittal and instructions (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of such letter of transmittal) for use in such exchange. Upon delivery to (and receipt by) the Exchange Agent of such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Common Stock or Company Class C Common Stock will be entitled to receive (following the Effective Time) the applicable Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II. Until exchanged as contemplated by this Section 2.04, any shares of Company Common Stock or Company Class C Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the Merger Consideration as contemplated by this Section 2.04. No interest will be paid or accrue on any amounts payable upon exchange of any shares of Company Common Stock or Company Class C Common Stock.

Section 2.05 No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock shall be issued in exchange for Company Common Stock or Company Class C Common Stock. If the aggregate number of shares of Parent Common Stock that would be paid to the holder of any Company Common Stock or Company Class C Common Stock in respect of all Company Common Stock or Company Class C Common Stock held by such holder pursuant to Section 2.01(a)(i)(A) in the absence of this Section 2.05 is not a whole number, then such aggregate number shall be (x) rounded down to the nearest whole number in the event that the fractional share that otherwise would be so paid is less than five-tenths (0.5) of a share of Parent Common Stock and (y) rounded up to the nearest whole number in the event that the fractional share that otherwise would be so paid is greater than or equal to five-tenths (0.5) of a share of Parent Common Stock.

Section 2.06 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock or Company Class C Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock or Company Class C Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into or represent the right to receive the Merger Consideration, but shall instead automatically cease to be outstanding, shall be canceled and cease to exist and shall thereafter represent only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Common Stock or Company Class C Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.01(a)(i), without interest thereon, upon surrender, in the manner provided in Section 2.04, of such shares. The Company shall provide Parent with prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock or Company Class C Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

Section 2.07 No Liability. None of the Parties hereto, the Surviving Corporation or the Exchange Agent will be liable to any Person in respect of any shares of Parent Common Stock properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.

Article III

REPRESENTATIONS AND WARRANTIES OF the Company

Subject to Section 10.17, except as disclosed in the Disclosure Schedules (the “Company Disclosure Schedules”) delivered to Parent by the Company on the date of this Agreement, the Company hereby represents and warrants to Parent, as follows:

Section 3.01 Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Prior to the date of this Agreement, the Company has made available to Parent true and complete copies of the second amended and restated certificate of incorporation and bylaws of the Company (as may be amended from time to time, the “Company Organizational Documents”) as in effect on the date of this Agreement.

Section 3.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by the Company of the Transactions, are within the corporate powers of the Company and, except for the Company Stockholder Approval, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and each of the Ancillary Agreements to which the Company is a party has been (or will be) duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a Proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Exceptions”)).

(b) The Board of Directors of the Company has unanimously adopted resolutions (i) determining that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions; (iii) directing that the approval and adoption of this Agreement (including the Transactions) be submitted to the Company’s stockholders; and (iv) recommending the adoption of this Agreement and approval of the Transactions by the Company’s stockholders. The Board of Directors of the Company has not subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 3.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is or is specified to be a party, and the consummation by the Company of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of each of the Certificate of Merger with the Secretary of State of the State of Delaware; (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of the Nasdaq Capital Market LLC or any successor thereto (“Nasdaq”); or (d) any other actions, Consents or Filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.04 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which the Company is or is specified to be a party, and the consummation of the Transactions, do not and will not: (a) assuming effectiveness of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of the Company Organizational Documents; (b) assuming compliance with the matters referred to in Section 3.03 and effectiveness of the Company Stockholder Approval, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 3.03 and effectiveness of the Company Stockholder Approval, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under, any provision of any Company Material Contract binding upon the Company or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.05 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company as of the date of this Agreement consists of (i) 20,000,000 shares of Company Common Stock, of which (A) 2,000,000 shares are designated as Company Class A Common Stock, (B) 18,000,000 shares are designated as Company Class B Common Stock and (ii) 4,000,000 shares of Company Preferred Stock, of which 2,000,000 shares are designated as Company Class A Preferred Stock. Subsequent to the date of this Agreement, but prior to the Closing of the Merger, Company expects to authorize shares to be designated as Company Class C Common Stock in sufficient number to accommodate the issuance of such shares in Additional Company Financings. The issued and outstanding Company Securities as of the date of this Agreement are set forth in Section 3.05(a) of the Company Disclosure Schedules. Section 3.05(a) of the Company Disclosure Schedules sets forth an accurate and complete list as of the date of this Agreement of the holders of all issued and outstanding Company Securities and the number and type of Company Securities owned of record by each such holder. Except as set forth in this Section 3.05(a) and for changes to the extent not prohibited by Section 5.01, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, the Company, (ii) the Company Convertible Securities and any other securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, the Company, (iii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Immediately prior to Closing, Company shall provide a bring down amendment to Section Section 3.05(a) of the Disclosure Schedule to reflect the capitalization of the Company at the Effective Time, pro forma for the conversion of Company Convertible Notes and issue of Company Class C Common Stock in Additional Company Financings that close on or prior to the Effective Time.

(b) As of the date of this Agreement, all outstanding shares of capital stock of the Company have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(c) As of the date of this Agreement, there are no outstanding (i) bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote or (ii) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

(d) As of the date of this Agreement, there are no stockholders’ agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the capital stock or other Equity Interests of the Company. As of the date of this Agreement, none of the Company or any Subsidiaries of the Company has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

Section 3.06 Subsidiaries.

(a) Each Subsidiary of the Company is a corporation, limited liability company or other entity duly incorporated or organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.06(a) of the Company Disclosure Schedules sets forth a true and complete list of each Subsidiary of the Company as of the date of this Agreement and its jurisdiction of incorporation or organization.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Lien. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 3.07 Disclosure Documents. The information relating to the Company and its Subsidiaries that is provided by or on its behalf for inclusion or incorporation by reference in the Registration Statement is and will not (A) at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.08 Absence of Certain Changes. Since the Company Balance Sheet Date through the date of this Agreement, (a) the business of the Company and its Subsidiaries have been conducted in all material respects in accordance with the Company’s operational business plan as provided to Parent and (b) there has not been any Company Material Adverse Effect.

Section 3.09 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations arising in the ordinary course of business, (b) liabilities arising in connection with the Transactions and (c) other liabilities or obligations that have not resulted and would not reasonably be expected to result, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. There are no off-balance-sheet arrangements involving the Company and its Subsidiaries.

Section 3.10 Litigation. As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any of its Subsidiaries, any present or former officers, directors or employees of the Company or any of its Subsidiaries in their respective capacities as such, or any of the respective assets or properties of the Company or any of its Subsidiaries, that has resulted or would reasonably be expected to result, individually or in the aggregate, in a Company Material Adverse Effect, or that, as of the date of this Agreement, in any manner challenges or seeks (or would have the effect of challenging or seeking) to prevent, enjoin, alter or materially delay the Transactions.

Section 3.11 Compliance with Applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company is, and since the date of incorporation of the Company has been, in compliance with all Applicable Laws and is not in default under or in violation of any Applicable Laws and (b) the Company is not a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any Applicable Law.

Section 3.12 Company Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Company Permits”). All Company Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are and, since the date of incorporation of the Company, have been in compliance with the terms of the Company Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13 Company Material Contracts.

(a) Section 3.13(a) of the Company Disclosure Schedules sets forth a list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or their assets are bound (other than any Company Employee Plan or Company Real Property Lease) (each such Contract listed or required to be so listed, a “Company Material Contract”):

(i) any Contract that is a “material contract” as such term is defined in Item 601 (b)(10) of Regulation S-K;

(ii) any Contract involving obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the twelve months ended December 31, 2024 or expected obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the next twelve months after the date of this Agreement;

(iii)   any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of the Surviving Corporation, Parent, the Company or any of their respective Subsidiaries after the Closing (except where such limitation is imposed pursuant to Applicable Laws), (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on the Company or any of its Subsidiaries (or, after the Closing, that would be binding on the Surviving Corporation, Parent or any of their respective Subsidiaries), (C) contains requirements to purchase any minimum portion of any product or service from any Person or to sell any minimum portion of any product or service to any Person or (D) contains a right of refusal, right of first offer or right of first negotiation or similar right with respect to a material asset owned by the Company or any of its Subsidiaries (other than any such Contracts that are terminable by the Company or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(iv) promissory notes, loan agreements, indentures, evidences of Indebtedness or other instruments providing for or relating to the lending of money, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements or that provides for the guarantee, support, indemnification, assumption or endorsement by the Company or any of its Subsidiaries of, or any similar commitment by the Company or any of its Subsidiaries with respect to, the obligations, liabilities or Indebtedness of any other Person;

(v) any Contract restricting the payment of dividends or the making of distributions to stockholders of the Company or the repurchase of stock or other equity of the Company;

(vi) any Contract that would require the disposition of any material assets or line of business of the Company or its Subsidiaries as a result of the consummation of the Merger;

(vii) any joint venture, profit-sharing, partnership, strategic alliance, collaboration, material research and development or other similar agreements with a third party that is material to the business of the Company and its Subsidiaries, taken as a whole;

(viii) any Contract pursuant to which the Company or any of its Subsidiaries receives from any Third Party a license or similar right to any Intellectual Property that is material to the Company and its Subsidiaries, other than licenses granting rights to use commercially available hardware or software, including pursuant to shrinkwrap, clickthrough or other standard similar licensing terms;

(ix) any Contract pursuant to which the Company or any of its Subsidiaries grants to any Third Party a license or similar right to any Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, other than nonexclusive licenses granted in the ordinary course of business;

(x) any Contract that is a Collective Bargaining Agreement;

(xi) any material Related Party Contract to which the Company is a party;

(xii) any Contract involving the settlement of any action or threatened action (or series of related actions);

(xiii) any Contract that is a lease of personal property that requires annual rent or other payments by lessee in excess of $100,000 to which the Company or any of its Subsidiaries is a party, as lessee; and

(xiv) any Contract that relates to the acquisition or disposition of any Person, business or asset of value in excess of $100,000 (other than any Contract or arrangement that provides solely for the acquisition of equipment or products or the provision of services in the ordinary course of business).

(b) All of the Company Material Contracts are, subject to applicable Bankruptcy and Equity Exceptions, valid and binding obligations of the Company or a Subsidiary of the Company (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against the Company or its Subsidiaries (as the case may be) and, to the knowledge of the Company, each of the other parties thereto, except where the failure to be so valid and binding and in full force and effect would not reasonably be expected to be material to the business of the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, no Person is seeking to terminate or challenge the validity or enforceability of any Company Material Contract. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and as of the date of this Agreement neither the Company nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Company Material Contract, except for those violations and defaults (or potential defaults) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Digital Assets.

(a) The Company and its Subsidiaries own and have the exclusive ability to control, including by use of “private keys” or other equivalent means or through custody arrangements or other equivalent means, all of the crypto-currencies, blockchain-based tokens and other blockchain asset equivalents of the Company and its Subsidiaries (collectively, the “Company Digital Assets”), free and clear of all Liens except for Permitted Liens; provided, however, that such ownership and exclusive ability to control the Company Digital Assets is subject to the continued existence, validity, legality, governance and public availability of the relevant blockchains and the structures and functionality of any smart-contract in respect of which the Company or any Subsidiary deposits or swaps Company Digital Assets in furtherance of operation of the Company’s business as described in the Plan. The Company and its Subsidiaries have taken commercially reasonable steps to protect the Company Digital Assets from theft or loss due to malfeasance.

Section 3.15 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) All Tax Returns required by Applicable Laws to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (giving effect to valid extensions) in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete.

(ii) The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable by the Company or any of its Subsidiaries, or (A) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve.

(iii) There is no Proceeding pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any Tax in any jurisdiction.

(iv) There are no requests for advance Tax rulings, requests for technical advice, requests for change in any method of accounting or any similar requests or determinations in respect of any Tax pending or in progress between the Company or any of its Subsidiaries and any Taxing Authority.

(v) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company or any of its Subsidiaries.

(vi) No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Governmental Authority in writing against the Company or any of its Subsidiaries (nor to the knowledge of the Company is there any), which deficiency has not been paid or resolved, except for claims, assessments, deficiencies or proposed adjustments (i) being contested in good faith pursuant to appropriate procedures and for which adequate reserves have been established in accordance with GAAP or (ii) that would not reasonably be expected to have a Material Adverse Effect on the Company.

(vii) No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company and/or the Company’s Subsidiaries do not pay Taxes or file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction other than the country of its organization.

(viii) The Company and each of its Subsidiaries are each in compliance with all Applicable Law with respect to transfer pricing and have maintained documentation required to substantiate transfer pricing practices and methodology in any relevant jurisdiction.

(ix) Neither the Company nor any of its Subsidiaries (1) has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company or any of its Subsidiaries was the common parent, (2) is party to any Tax Sharing Agreement (other than any such agreement solely between the Company and its Subsidiaries), or (3) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor.

(x) Neither the Company nor any of its Subsidiaries has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations or any other transaction requiring disclosure under any similar provision of state, local or non-U.S. Law.

(xi) Neither the Company nor any of its Subsidiaries have waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and no written request for any such waiver or extension has been made.

(xii) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date (including as a result of any adjustment under Section 481 of the Code (or any similar provision state, local or non-U.S. Applicable Law)), (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (C) intercompany transactions occurring, or any excess loss account existing, prior to the Closing, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (D) installment sale or open transaction disposition made prior to the Closing, or (E) prepaid amount received or deferred revenue recognized prior to the Closing.

(xiii) The Company and each of its Subsidiaries are in compliance with all terms and conditions of any Tax incentive, exemption, holiday or other Tax reduction agreement or Order of a Governmental Authority.

(xiv)   The Company and each of its Subsidiaries are each in compliance with all Applicable Law with respect to transfer pricing and have maintained documentation required to substantiate transfer pricing practices and methodology in any relevant jurisdiction.

(b) During the two (2)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger, taken together, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Neither the Company nor any of its Subsidiaries is treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

Section 3.16 Company Employee Plans.

(a) Section 3.16(a) of the Company Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of each material Company Employee Plan. The Company has made available to Parent with respect to each Company Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto (or for unwritten Company Employee Plans, a written description of the material terms of such Company Employee Plan); (ii) all related trust or other funding documents; (iii) all currently effective determination letters or opinion letters received from the IRS; (iv) the most recent annual actuarial valuation reports; (v) the last three years of non-discrimination testing results; (vi) the most recent Form 5500 and all schedules thereto; (vii) the most recent summary plan description; and (viii) all material non-routine written correspondences in respect of any such Company Employee Plan to and from any Governmental Authority received since the date of its incorporation.

(b) Except for those Company Employee Plans set forth on Section 3.16(b) of the Company Disclosure Schedules, none of the Company, its Subsidiaries, or their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or otherwise has liability (whether actual or contingent) with respect to, or has since its incorporation, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise had liability (whether actual or contingent) with respect to, (i) any Company Employee Plan that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code (a “Company Pension Plan”), (ii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (each such plan, a “Company Multiemployer Plan”), (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (as defined under Section 3(40)(A) of ERISA). No union has asserted, or, to the knowledge of the Company, threatened to assert that its members have a right to any benefits under a Company Pension Plan not provided by a plan identified in Section 3.16(b) of the Company Disclosure Schedules.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company, its Subsidiaries, and each of their respective ERISA Affiliates have timely made all contributions and payments required to be made by such entity to each Company Multiemployer Plan that is subject to Title IV of ERISA (each, a “Company Multiemployer Pension Plan”) under the terms of the applicable Collective Bargaining Agreement, participation agreement or Company Multiemployer Plan trust agreement or other governing document that governs such contribution obligation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company, any of its Subsidiaries, nor any of their ERISA Affiliates has incurred or is reasonably expected to incur any liability on account of a “complete withdrawal” or “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Company Multiemployer Pension Plan (including as a result of the Transactions).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Employee Plan (but not including any Company Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Company Employee Plan (but not including any Company Multiemployer Plan) and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Company Employee Plan or related trust.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each Company Employee Plan (but not including any Company Multiemployer Plan) has been maintained, established, administered and operated in compliance with its terms and all Applicable Law, including ERISA and the Code, (ii) no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of the Company, is threatened against or reasonably expected to involve, any Company Employee Plan or related trust before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC, (iii) no events have occurred with respect to any Company Employee Plan(but not including any Company Multiemployer Plan) that would reasonably be expected to result in the assessment of any excise Taxes or penalties against the Company or any of its Subsidiaries, and (iv) the Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan or Applicable Law to be made to a Company Employee Plan.

(f) With respect to each current or former Company Service Provider, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit or increase in any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or forgiveness of indebtedness; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Company Employee Plan; or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, the Surviving Corporation to merge, amend or terminate any Company Employee Plan.

(g) No amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Company Service Provider for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

(h) Neither the Company nor any of its Subsidiaries has any material current or projected liability for, and no material Company Employee Plan provides or promises, any postemployment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Company Service Provider (other than coverage mandated by Applicable Law).

Section 3.17 Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since the date of incorporation of the Company have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor relations, hiring, promotion and termination of employees, overtime, minimum wage and wage payment Laws (including meal and rest breaks, final pay and pay equity Laws), employee and contractor classification, discrimination (including diversity, equity and inclusion), retaliation, sexual harassment, sexual misconduct, disability rights, reasonable accommodation, leaves of absence, unemployment insurance, civil rights, affirmative action, work authorization, immigration, safety and health and workers’ compensation. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since the date of incorporation of the Company, there have been no Proceedings pending or, to the knowledge of the Company, threatened to be filed against the Company or any of its Subsidiaries by or concerning any current or former applicant, employee, consultant or independent contractor of the Company or any of its Subsidiaries regarding such labor and employment Laws. Since the date of incorporation of the Company through the date of this Agreement, neither the Company nor any of its Subsidiaries have been subject to or received any written notice of an investigation, charge, citation, penalty or assessment from any Governmental Authority with respect to any such labor and employment Laws.

(b) To the knowledge of the Company, since the date of incorporation of the Company, (i) no allegations of sexual harassment, sexual abuse or other sexual misconduct have been made against any officer, director or employee at the level of manager or above of the Company or any of its Subsidiaries and (ii) there are no Proceedings pending or, to the knowledge of the Company, threatened related to any allegations of sexual harassment, sexual abuse or other sexual misconduct by any director, officer or employee at the level of manager or above of the Company or any of its Subsidiaries. Since the date of incorporation of the Company, the Company has not entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any officer, director or employee at the level of manager or above of the Company or any of its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by, or is currently negotiating, any Collective Bargaining Agreement, and there have not been any, and to the knowledge of the Company there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Company Service Provider. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, slowdown, work stoppage, picketing or lockout pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries. The Consent or consultation of, or the rendering of formal advice by, any Labor Organization or other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(d) The Company and each of its Subsidiaries is, and has been since the date of incorporation of the Company, in compliance with WARN in all material respects and has no material liabilities or other obligations thereunder. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing,” “mass layoff” or similar act requiring notice under WARN during the 90-day period prior to the date of this Agreement, that would reasonably be expected to cause Parent, the Surviving Corporation or any of their respective Subsidiaries to have any liability or other obligation under WARN following the Closing Date.

(e) To the knowledge of the Company, no current or former employee of the Company or any of its Subsidiaries is in violation of any material term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) to the Company or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 3.18 Intellectual Property and Information Technology.

(a) Section 3.18(a) of the Company Disclosure Schedules sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations and pending applications for any patents, trademarks and copyrights owned by the Company or any of its Subsidiaries as of the date of this Agreement (“Registered Company IP”) and any unregistered trademarks. The Registered Company IP is subsisting and, excluding any pending applications contained therein, to the knowledge of the Company, is valid and enforceable.

(b) The Company or its Subsidiaries solely own, or have the rights to use, in each case free and clear of all Liens (other than Permitted Liens), all Company Owned IP and Company IT Systems material to the conduct of their respective businesses as currently conducted.

(c) Each Person, including employees and independent contractors, who has created or developed any Company Owned IP by or on behalf of the Company or any of its Subsidiaries has assigned all right, title and interest in such Company Owned IP to the Company or the applicable Subsidiary.

(d) (i) There are no pending or, to the knowledge of the Company, threatened claims against the Company or any of its Subsidiaries alleging any infringement, misappropriation or other violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries in any material respect, and the operations of the businesses (including the products and services) of the Company and its Subsidiaries do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect, other than as in the aggregate would not result in a Company Material Adverse Effect; and (ii) there are no pending or threatened written claims by the Company or any of its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of any material Company Owned IP.

(e) To the knowledge of the Company, the Company does not use any open source Software in a manner that would violate any license agreements applicable to such open source Software, or that would grant to any Person any rights to or immunities from prosecution for infringement of any material Company Owned IP, or that would require the disclosure of source code associated with any otherwise proprietary material Company Owned IP.

(f) The Company has taken commercially reasonable measures to maintain in confidence all Trade Secrets and confidential information that are part of the Company Owned IP or third-party confidential information that the Company or its Subsidiaries are obliged to protect pursuant to a non-disclosure agreement. To the knowledge of the Company, there has not been any disclosure of or access to any Trade Secret of the Company or any of its Subsidiaries to any third party in a manner that has resulted in the loss of trade secret or other rights in and to such information.

(g) (i) The Company IT Systems are sufficient to operate and perform as needed by the Company and its Subsidiaries to adequately conduct their respective businesses as currently conducted and (ii) during the two (2) years preceding the date of this Agreement, there have been no known material security breaches of, unauthorized access to or misuse of, failures or unplanned outages of, or other material adverse integrity or security events affecting the Company IT Systems that have resulted in material harm to the Company.

(h) (i) The Company and its Subsidiaries have since their respective dates of incorporation or formation, complied with all Applicable Laws, as well as their own rules, policies and procedures, in each case relating to privacy, data protection and the collection, storage, retention, protection, disclosure, destruction, transfer, use and processing of all Personal Information (“Data Privacy Requirements”), and, to the knowledge of the Company, there has been no unauthorized access to or use of, misuse of, loss of or damage to any such Personal Information.

(i) To the knowledge of the Company, the Company and its Subsidiaries have not received any (i) written notice from any applicable Governmental Authority or (ii) material claims, proceedings or legal actions from any other Person alleging any non-compliance with any data security obligation, cybersecurity obligations or obligation under Data Privacy Requirements.

(j) Parent and its Subsidiaries have taken commercially reasonable steps consistent with industry standards to maintain and protect the confidentiality and security of its Company IT Systems, and all data stored therein or processed thereby, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption and other security protocol technology.

Section 3.19 Environmental Matters. The Company has made available all material environmental, health and safety audits, investigations and sampling or similar reports with respect to the Company and its Subsidiaries and any material non-privileged documents related to any non-compliance with, or liability under, Environmental Laws of the Company or its Subsidiaries that are in its possession or reasonable control relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) the Company and each of its Subsidiaries is, and has been since the date of incorporation of the Company, in compliance with all Environmental Laws;

(b) there are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or its properties or operations under Environmental Laws;

(c) there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from any real property currently owned, leased or operated by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, the Company or any of its Subsidiaries; and

(d) neither the Company nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of the Company, exposed any Person to, or designed, manufactured, sold, marketed, installed, repaired, or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in any material liability to the Company or any of its Subsidiaries under any Environmental Law.

Section 3.20 Anti-Corruption. None of the Company, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees, nor, to the knowledge of the Company, any of its or their respective other Representatives, or anyone else acting on behalf of the foregoing have, within the past five (5) years, taken any action that has resulted in a violation by the Company or any such Subsidiary of any Applicable Laws relating to domestic or foreign bribery, money laundering, unlawful political contributions or gifts or corrupt practices, including the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) and any other applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”). No Proceeding involving the Company, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees relating to the applicable Anti-Corruption Laws is pending or, to the knowledge of the Company, threatened.

Section 3.21 Export Controls and Economic Sanctions.  None of the Company, nor any of its Subsidiaries, nor any of its or their respective owners, directors, officers or employees, nor to the knowledge of the Company or its Subsidiaries, any other Person working on behalf of any of the foregoing (i) has directly or indirectly since April 24, 2019 violated any Applicable Laws relating to export, reexport, import, antiboycott or economic sanctions (“Export Control and Economic Sanctions Laws”); (ii) is targeted, blocked, or otherwise subject to sanctions prohibitions or restrictions under any applicable Export Control and Economic Sanctions Laws (including but not limited to being, or being owned 50% or more by one or more Sanctioned Persons or Restricted Persons); (iii) is located, organized or resident in any country or territory subject to comprehensive embargo under applicable Export Control and Economic Sanctions Laws (currently, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk, Luhansk, Kherson or Zaporizhzhia regions of Ukraine, each a “Sanctioned Country”); or (iv) has in the past five years been the subject or target of any investigation, enforcement, administrative, civil or criminal action, or disclosure relating to applicable Export Control and Economic Sanctions Laws.

Section 3.22 Insurance. The Company and each of its Subsidiaries is insured with reputable insurance carriers against such risks and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses (collectively, the “Company Insurance Policies”). Such Company Insurance Policies are in full force and effect. Neither the Company nor any of its Subsidiaries has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such Company Insurance Policies. All premiums due on such Company Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Company Insurance Policy. The Company Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company or any of its Subsidiaries. All such Company Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the knowledge of the Company, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of the Company or its Subsidiaries pending under any such Company Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither the Company nor any of its Subsidiaries is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Company Insurance Policy.

Section 3.23 Properties.

(a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries owns any real property or is party to any Contract or option to purchase any real property.

(b) Section 3.23(b) of the Company Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries (the “Company Leased Real Property”), together with the address of each such Company Leased Real Property and (ii) all leases, subleases or licenses or occupancy agreements and all amendments, modifications, guarantees, assignments, supplements and letters of credit relating thereto (each, a “Company Real Property Lease”). The Company has delivered or made available to Parent complete and accurate copies of each Company Real Property Lease described in Section 3.23(b) of the Company Disclosure Schedules as in effect on the date of this Agreement, if any. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (I) the Company and each of its Subsidiaries holds a valid and existing leasehold, subleasehold, license or other similar interest under each Company Real Property Lease, free and clear of all Liens other than Permitted Liens and (II) each Company Real Property Lease is a valid and binding agreement, enforceable against the Company or one of its Subsidiaries, as the case may be, and is in full force and effect (subject to the Bankruptcy and Equity Exceptions).

(c) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party to any Company Real Property Lease is in default or breach under the terms of any such Company Real Property Lease, except where such default or breach would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a default or breach under any Company Real Property Lease, except as had not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement there are no material disputes with respect to any Company Real Property Lease.

Section 3.24 Transactions with Affiliates. As of the date of this Agreement, except for any Related Party Contract listed or required to be listed on Section 3.13(a)(xi) of the Company Disclosure Schedules and other than any Company Employee Plans, none of any (a) present or former executive officer or director of the Company or any of its Subsidiaries, (b) beneficial owner of 5% or more of the Equity Interests of the Company or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any transaction with or binding upon the Company or any of its Subsidiaries or owns or has any direct or indirect (including, if indirect, through a controlled Affiliate) interest in any of their respective properties or assets.

Section 3.25 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the Transactions.

Section 3.26 No Ownership of Parent Common Stock. Except for the rights granted herein, neither the Company nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or (b) has any rights to acquire any shares of Parent Common Stock. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interest of Parent or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is an “interested stockholder” (as defined in Section 203 of the DGCL) of Parent.

Section 3.27 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III (as qualified by the applicable items disclosed in the Company Disclosure Schedules in accordance with Section 10.17 and the introduction to this Article III) (but without limiting any representations and warranties in any certificate delivered to Company pursuant to this Agreement or any Ancillary Agreement), neither the Company nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. The Company and its Subsidiaries disclaim any other representations or warranties, whether made by the Company or any of its Subsidiaries or any of their respective Affiliates, stockholders or Representatives. The Company acknowledges and agrees that, except for the representations and warranties made by Parent in Article IV (as qualified by the applicable items disclosed in the Parent Disclosure Schedules in accordance with Section 10.17 and the introduction to Article IV) (but without limiting any representations and warranties in any Ancillary Agreement), neither Parent nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to Parent or made available to the Company in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. The Company is not relying upon, and has not relied upon, any other representations, warranties, statements or information that may have been made or provided by any Person in connection with the Transactions or otherwise, except for (i) the representations and warranties expressly set forth in this Agreement and the Ancillary Agreements and (ii) the representations and warranties made in any certificates delivered pursuant to this Agreement, and acknowledges and agrees that Parent and its Affiliates have specifically disclaimed and do hereby specifically disclaim any other representations and warranties.

Article IV

REPRESENTATIONS AND WARRANTIES OF Parent

Subject to Section 10.17, except as disclosed in the Disclosure Schedules (the “Parent Disclosure Schedules”) delivered by Parent to the Company on the date of this Agreement, Parent hereby represents and warrants to the Company as follows:

Section 4.01 Corporate Existence and Power.

(a) Parent is a corporation duly incorporated and validly existing under the Laws of the State of Nevada. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all corporate powers required to own or lease all of its properties or assets and to carry on its business as now conducted. Each of Parent and Merger Sub is duly qualified to do business and, to the extent such concept or a similar concept is applicable in such jurisdiction, is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Prior to the date of this Agreement, Parent has made available to the Company true and complete copies of the amended and restated certificate of incorporation and the amended and restated bylaws of Parent and the certificate of incorporation and bylaws of Merger Sub, in each case, as in effect on the date of this Agreement (collectively, and as each may be amended from time to time, the “Parent Organizational Documents”).

(c) Since the date of its incorporation Merger Sub has not acquired any asset, incurred any liability or otherwise engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is a party, and the consummation by Parent and Merger Sub of the Transactions, are within the corporate powers of each of Parent and Merger Sub and, except for the Parent Stockholder Approval and the Merger Sub Consent (which Merger Sub Consent will be delivered to the Company immediately after the execution and delivery of this Agreement), have been duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of Parent and Merger Sub. The only votes or approvals of the holders of any of Parent’s capital stock necessary in connection with the consummation of the Merger and the other Transactions contemplated hereby (the “Parent Stockholder Approval”) are (i) a majority of the votes cast at a duly called and held meeting of Parent’s stockholders at which a quorum is present (in person or represented by proxy) approving the issuance of shares of Parent Common Stock in connection with the Merger (the “Parent Share Issuance”) and (ii) a majority of the votes cast in favor of adoption of the Restated Parent Articles at a duly called and held meeting of Parent’s stockholders at which a quorum is present (in person or represented by proxy). This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and each of the Ancillary Agreements to which Parent and Merger Sub is a party has been (or will be) duly executed and delivered by such Person, and (assuming due authorization, execution and delivery by the other parties hereto and thereto) each constitutes (or will constitute) a valid and binding agreement of such Person enforceable against such Person in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b) At a meeting duly called and held, the Board of Directors of Parent unanimously adopted resolutions (i) determining that this Agreement and the Transactions (including the Parent Share Issuance and the Restated Parent Articles) are fair to and in the best interests of Parent and its stockholders; (ii) approving, adopting and declaring advisable this Agreement and the Transactions (including the Parent Share Issuance and adoption of the Restated Parent Articles); (iii) directing that the Parent Share Issuance and the Restated Parent Articles be submitted to a vote at a meeting of Parent’s stockholders; and (iv) recommending approval of the Parent Share Issuance and the Restated Parent Articles by Parent’s stockholders. The Board of Directors of Merger Sub has unanimously adopted resolutions (i) approving, adopting and declaring advisable this Agreement and the Transactions and (ii) directing that this Agreement (including the Merger) be submitted to Parent for its approval and adoption in its capacity as the sole stockholder of Merger Sub. Except as permitted by Section 6.01, none of the Boards of Directors of Parent or Merger Sub has subsequently rescinded, modified or withdrawn any of the foregoing resolutions.

Section 4.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation by each of Parent and Merger Sub of the Transactions, require no action by or in respect of, Consents of, or Filings with, any Governmental Authority other than (a) the filing of (x) the Certificate of Merger with the Secretary of State of the State of Delaware, (y) the Restated Parent Articles with the Nevada Secretary of State and (z) appropriate documents with the relevant authorities of other states in which Parent or Merger Sub are qualified to do business; (b) compliance with any applicable requirements of the HSR Act and any other applicable Antitrust Laws; (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities Laws or pursuant to the listing requirements of Nasdaq; and (d) any other actions, Consents or Filings the absence of which would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect.

Section 4.04 Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the Ancillary Agreements to which such Person is or is specified to be a party, and the consummation of the Transactions, do not and will not: (a) assuming receipt of the Parent Stockholder Approval and the Merger Sub Consent, contravene, conflict with or result in any violation or breach of any provision of the Parent Organizational Documents; (b) assuming compliance with the matters referred to in Section 4.03 and receipt of the Parent Stockholder Approval and the Merger Sub Consent, contravene, conflict with or result in any violation or breach of any provision of any Applicable Law; (c) assuming compliance with the matters referred to in Section 4.03 and receipt of the Parent Stockholder Approval and the Merger Sub Consent, require any Consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under, any provision of any Parent Material Contract binding upon Parent or any of its Subsidiaries; or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole.

Section 4.05 Capitalization.

(a) The authorized capital stock of Parent as of the date of this Agreement consists of (x) 100,000,000 shares of Parent Common Stock and (y) 5,000,000 shares of Parent Preferred Stock. The issued and outstanding Parent Securities as of the date of this Agreement are set forth in Section 4.05(a) of the Parent Disclosure Schedules. Upon the filing of the Restated Parent Articles, the shares of Parent Common Stock to be issued as part of the Merger Consideration will have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof will be free of any preemptive right, right of first refusal, or similar right. Except as otherwise set forth in Section 4.05(a) of the Parent Disclosure Schedule there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of, or other ownership interest in, Parent, (ii) securities of Parent or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of, or other ownership interests in, Parent, (iii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, deliver, sell, repurchase, redeem or otherwise acquire any capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for capital stock or other voting securities of, or other ownership interests in, Parent, or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of Parent or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or other ownership interests in, Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”). Parent owns directly all of the issued and outstanding Equity Interests of Merger Sub.

(b) All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any Parent Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of Parent owns any shares of capital stock of Parent.

(c) Except as otherwise set forth in Section 4.05(c) of the Parent Disclosure Schedules, there are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

(d) Except as otherwise set forth on Section 4.05(d) of the Parent Disclosure Schedules, there are no stockholders’ agreements, voting trusts, registration rights agreements or other similar agreements or understandings to which Parent or any Subsidiary of Parent is a party with respect to the capital stock or other Equity Interests of Parent. None of Parent or Merger Sub or any other Subsidiaries of Parent has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares or shares of capital stock (as applicable) that are in effect.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of Parent is a corporation, limited liability company or other entity duly incorporated or organized, validly existing and in good standing (to the extent such concept or a similar concept is applicable in such jurisdiction) under the Laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers, as applicable, required to carry on its business as now conducted, except for those jurisdictions where failure to be so organized, validly existing and in good standing or to have such power would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Section 4.06(a) of the Parent Disclosure Schedules sets forth a true and complete list of each Subsidiary of Parent as of the date of this Agreement and its jurisdiction of incorporation or organization.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent are owned by Parent, directly or indirectly, free and clear of any Lien. Except for the capital stock or other voting securities of, or other ownership interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock or other voting securities of, or other ownership interests in, any Person.

Section 4.07 Regulatory Reports, SEC Filings and the Sarbanes-Oxley Act.

(a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed with the SEC under the Securities Act or the Exchange Act since the Uplist (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”), and has paid all fees and assessments due and payable in connection therewith.

(b) As of its filing date, each Parent SEC Document filed since the Uplist and prior to the date of this Agreement complied, and each Parent SEC Document filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of Nasdaq, the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any other applicable rules and regulations promulgated by the SEC, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Document filed since the Uplist and prior to the date of this Agreement did not, and each Parent SEC Document filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC or SEC investigation with respect to any Parent SEC Documents.

(d) Except as otherwise set forth on Section 4.07(d) of the Parent Disclosure Schedules, Parent is, and since the Uplist has been, in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.

(e) Parent and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act.

(f)   Parent and its Subsidiaries have established and maintain a system of internal controls. Such internal controls comply with the requirements of the Exchange Act and are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP. Parent’s principal executive officer and principal financial officer have disclosed, based on their most recent evaluation of such internal controls prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (i) all significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

(h) Since the Uplist, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and Nasdaq, and the statements contained in any such certifications are true and complete.

Section 4.08 Financial Statements and Financial Matters.

(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (i) complied as to form, when filed, in all material respects with the rules and regulations of the SEC with respect thereto, and (ii) present fairly, in all material respects, in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal, recurring and immaterial year-end audit adjustments in the case of any unaudited interim financial statements). Such consolidated financial statements have been prepared from, and are in accordance in all material respects with, the books and records of Parent and its Subsidiaries. The books and records of the Company and its Subsidiaries have been maintained in all material respects in compliance with applicable legal and accounting requirements.

(b) From the Uplist to the date of this Agreement, Parent has not received written notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.09 Disclosure Documents. The information relating to Parent and its Subsidiaries that is provided by or on its behalf for inclusion or incorporation by reference in the Registration Statement will not (A) at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10 Absence of Certain Changes. Since the Parent Balance Sheet Date through the date of this Agreement, (a) the business of Parent and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (b) there has not been any Parent Material Adverse Effect.

Section 4.11 No Undisclosed Material Liabilities.

(a) Other than the Liabilities set forth on Annex I attached hereto, there are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date, (c) liabilities arising in connection with the Transactions and (d) other liabilities or obligations that would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. There are no off-balance-sheet arrangements that have not been so described in the Parent SEC Documents.

(b) Annex I contains all material liabilities that the Company now has, in each case arising from Parent’s pre-closing operations (including all Parent Subsidiaries) or from liabilities arising from the Transactions (including payments for closing and retention bonuses), without qualification by Section 4.11(a).

Section 4.12 Litigation. Except as otherwise set forth in Section 4.12 of the Parent Disclosure Schedules, as of the date of this Agreement, there is no Proceeding pending or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective assets or properties of Parent or any of its Subsidiaries, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, as of the date of this Agreement, in any manner challenges or seeks (or would have the effect of challenging or seeking) to prevent, enjoin, alter or materially delay the Transactions. As of the date of this Agreement, there is no settlement or similar agreement that imposes any material ongoing obligations or restriction on Parent or any of its Subsidiaries. As of the date of this Agreement, there is no Order outstanding or, to the knowledge of Parent, threatened against or affecting Parent, any of its Subsidiaries, any present or former officers, directors or employees of Parent or any of its Subsidiaries in their respective capacities as such, or any of the respective material assets or properties of any of Parent or any of its Subsidiaries, under which Parent or any of its Subsidiaries has any ongoing obligations or restrictions, or that would or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of any of Parent or Merger Sub to perform its obligations under this Agreement or to consummate the Transactions.

Section 4.13 Parent Permits. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries hold all governmental Consents necessary for the operation of their respective businesses (the “Parent Permits”). All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are and since their respective dates of incorporation or formation, have been in compliance with the terms of Parent Permits, except for failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Proceeding pending, or, to the knowledge of Parent, threatened that seeks, or, to the knowledge of Parent, any existing condition, situation or set of circumstances that would reasonably be expected to result in, the revocation, cancellation, termination, non-renewal or adverse modification of any Parent Permit except where such revocation, cancellation, termination, non-renewal or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.14 Compliance with Applicable Laws. Except as would not reasonably be expected, individually or in the aggregate to have, a Parent Material Adverse Effect, (a) Parent and each of its Subsidiaries are, and since the date of their formation, have been, in compliance with all Applicable Laws and are not in default under or in violation of any Applicable Laws and (b) neither Parent nor any of its Subsidiaries is a party to any agreement or settlement with any Governmental Authority, under which it has any ongoing obligations or restrictions, with respect to any actual or alleged violation of any Applicable Law.

Section 4.15 Parent Material Contracts.

(a) Section 4.15(a) of the Parent Disclosure Schedules sets forth a list as of the date of this Agreement of each of the following Contracts to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or its or their assets are bound (other than any Parent Employee Plan or Parent Real Property Lease) (each such Contract listed or required to be so listed, a “Parent Material Contract”):

(i) any Contract that is a “material contract” as such term is defined in Item 601 (b)(10) of Regulation S-K;

(ii) any Contract involving obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the twelve months ended December 31, 2024 or expected obligations (contingent or otherwise), payments or revenues in excess of $100,000 in the next twelve months after the date of this Agreement;

(iii) any Contract that (A) limits or purports to limit, in any material respect, the freedom of Parent or any of its Subsidiaries to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the freedom of the Surviving Corporation, Parent or any of their respective Subsidiaries after the Closing (except where such limitation is imposed pursuant to Applicable Laws); (B) contains any material exclusivity or “most favored nation” obligations or restrictions or similar provisions that are binding on Parent or any of its Subsidiaries (or, after the Closing, that would be binding on the Surviving Corporation or any of its Affiliates); (C) contains requirements to purchase any minimum portion of any product or service from any Person or to sell any minimum portion of any product or service to any Person; or (D) contains a right of refusal, right of first offer or right of first negotiation or similar right with respect to a material asset owned by Parent or any of its Subsidiaries (other than any such Contracts that are terminable by Parent or any of its Subsidiaries on ninety (90) days or less notice without any required material payment or other material conditions, other than the condition of notice);

(iv)   promissory notes, loan agreements, indentures, evidences of Indebtedness or other instruments providing for or relating to the lending of money, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements or that provides for the guarantee, support, indemnification, assumption or endorsement by Parent or any of its Subsidiaries of, or any similar commitment by Parent or any of its Subsidiaries with respect to, the obligations, liabilities or Indebtedness of any other Person;

(v) any Contract restricting the payment of dividends or the making of distributions to stockholders of Parent or the repurchase of stock or other equity of Parent;

(vi) any Contract that would require the disposition of any material assets or line of business of Parent or its Subsidiaries as a result of the consummation of the Merger;

(vii) any joint venture, profit-sharing, partnership, strategic alliance, collaboration, material research and development or other similar agreements with a third party that is material to the business of Parent and its Subsidiaries, taken as a whole;

(viii) any Contract pursuant to which Parent or any of its Subsidiaries grants to or receives from any Third Party a license or similar right to any Intellectual Property that is material to Parent and its Subsidiaries, other than licenses granting rights to use commercially available hardware or software, including pursuant to shrinkwrap, clickthrough or other standard similar licensing terms;

(ix) any Contract pursuant to which Parent or any of its Subsidiaries grants to any Third Party a license or similar right to any Intellectual Property that is material to Parent and its Subsidiaries, taken as a whole, other than nonexclusive licenses granted in the ordinary course of business;

(x) any Contract that is a Collective Bargaining Agreement;

(xi)   any Related Party Contract to which Parent is a party;

(xii) any Contract involving the settlement of any action or threatened action (or series of related actions);

(xiii) any Contract that is a lease of personal property that requires annual rent or other payments by lessee in excess of $100,000 to which Parent or any of its Subsidiaries is a party, as lessee; and

(xiv)   any Contract that relates to the acquisition or disposition of any Person, business or asset of value in excess of $100,000 (other than any Contract or arrangement that provides solely for the acquisition of equipment or products or provision of services in the ordinary course of business).

(b) All of the Parent Material Contracts are, subject to applicable Bankruptcy and Equity Exceptions, valid and binding obligations of Parent or a Subsidiary of Parent (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, and in full force and effect and enforceable in accordance with their respective terms against Parent or its Subsidiaries (as the case may be) and, to the knowledge of Parent, each of the other parties thereto, except where the failure to be so valid and binding and in full force and effect would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. To the knowledge of Parent, no Person is seeking to terminate or challenge the validity or enforceability of any Parent Material Contract. Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any of the other parties thereto has violated any provision of, or committed or failed to perform any act that (with or without notice, lapse of time or both) would constitute a default under any provision of, and as of the date of this Agreement neither Parent nor any of its Subsidiaries has received written notice that it has violated or defaulted under, any Parent Material Contract, except for those violations and defaults (or potential defaults) that would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 4.16 Taxes.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i) All Tax Returns required by Applicable Laws to be filed with any Taxing Authority by, or on behalf of Parent or any of its Subsidiaries have been filed when due (giving effect to valid extensions) in accordance with all Applicable Laws, and all such Tax Returns are true, correct and complete.

(ii) Parent and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable by Parent or any of its Subsidiaries, or (A) where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual or (B) where payment is being contested in good faith pursuant to appropriate procedures, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate reserve.

(iii) There is no Proceeding pending or, to the knowledge of Parent, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any Tax in any jurisdiction.

(iv) There are no requests for advance Tax rulings, requests for technical advice, requests for change in any method of accounting or any similar requests or determinations in respect of any Tax pending or in progress between Parent or any of its Subsidiaries and any Taxing Authority.

(v) There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of Parent or any of its Subsidiaries.

(vi) No claim, assessment, deficiency or proposed adjustment for Taxes has been asserted or assessed by any Governmental Authority in writing against Parent or any of its Subsidiaries (nor to the knowledge of Parent is there any), which deficiency has not been paid or resolved, except for claims, assessments, deficiencies or proposed adjustments being contested in good faith pursuant to appropriate procedures and for which adequate reserves have been established in accordance with GAAP.

(vii) No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent and/or Parent’s Subsidiaries do not pay Taxes or file Tax Returns that Parent or any of its Subsidiaries is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction. Neither Parent nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction other than the country of its organization.

(viii) Parent and each of its Subsidiaries are each in compliance with all Applicable Law with respect to transfer pricing and have maintained documentation required to substantiate transfer pricing practices and methodology in any relevant jurisdiction.

(ix) Neither Parent nor any of its Subsidiaries (A) has been a member of an affiliated, consolidated, combined or unitary group other than one of which Parent or any of its Subsidiaries was the common parent, (B) is party to any Tax Sharing Agreement (other than any such agreement solely between Parent and its Subsidiaries), or (C) has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) or any Tax Sharing Agreement or as a transferee or successor.

(x) Neither Parent nor any of its Subsidiaries has engaged in any transaction that is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations or any other transaction requiring disclosure under any similar provision of state, local or non-U.S. Law.

(xi) Neither Parent nor any of its Subsidiaries have waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect, and no written request for any such waiver or extension has been made.

(xii) Neither Parent nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for any taxable period (or portion thereof) ending on or prior to the Closing Date (including as a result of any adjustment under Section 481 of the Code (or any similar provision of state, local or non-U.S. Applicable Law)), (B) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed prior to the Closing, (C) intercompany transactions occurring, or any excess loss account existing, prior to the Closing, in each case as described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-U.S. Law), (D) installment sale or open transaction disposition made prior to the Closing, or (E) prepaid amount received or deferred revenue recognized prior to the Closing.

(xiii) Parent and each of its Subsidiaries are in compliance with all terms and conditions of any Tax incentive, exemption, holiday or other Tax reduction agreement or Order of a Governmental Authority.

(b) During the period since the date of its incorporation, Parent was not a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(c) Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or has knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(d) Neither Parent nor any of its Subsidiaries is treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

Section 4.17 Parent Employee Plans.

(a) Section 4.17(a) of the Parent Disclosure Schedules sets forth a true and complete list as of the date of this Agreement of each material Parent Employee Plan. Parent has made available to the Company with respect to each Parent Employee Plan accurate and complete copies of the following, as relevant: (i) all plan documents and all material amendments thereto (or for unwritten Parent Employee Plans, a written description of the material terms of such Parent Employee Plan); (ii) all related trust or other funding documents; (iii) all currently effective determination letters or opinion letters received from the IRS; (iv) the most recent annual actuarial valuation reports; (v) the last three years of non-discrimination testing results; (vi) the most recent Form 5500 and all schedules thereto; (vii) the most recent summary plan description; and (viii) all material non-routine written correspondences in respect of any such Parent Employee Plan to and from any Governmental Authority received since the date of its incorporation.

(b) Except for those Parent Employee Plans set forth on Section 4.17(b) of the Parent Disclosure Schedules, none of Parent, its Subsidiaries, or their respective ERISA Affiliates (nor any predecessor of any such entity) sponsors, maintains, administers or contributes to (or has any obligation to contribute to) or otherwise has liability (whether actual or contingent) with respect to, or has since the date of the Uplist, sponsored, maintained, administered or contributed to (or had any obligation to contribute to) or otherwise had liability (whether actual or contingent) with respect to, (i) any Parent Employee Plan that is or was subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code (a “Parent Pension Plan”), (ii) a “multiemployer plan” (within the meaning of Sections 3(37) or 4001(a)(3) of ERISA) (each such plan, a “Parent Multiemployer Plan”), (iii) a multiple employer plan (within the meaning of Section 413(c) of the Code), or (iv) a multiple employer welfare arrangement (as defined under Section 3(40)(A) of ERISA). No union has asserted, or, to the knowledge of Parent, threatened to assert that its members have a right to any benefits under a Parent Pension Plan not provided by a plan identified in Section 4.17(b) of the Parent Disclosure Schedules.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent, its Subsidiaries, and each of their respective ERISA Affiliates have timely made all contributions and payments required to be made by such entity to each Parent Multiemployer Plan that is subject to Title IV of ERISA (each, a “Parent Multiemployer Pension Plan”) under the terms of the applicable Collective Bargaining Agreement, participation agreement or Parent Multiemployer Plan trust agreement or other governing document that governs such contribution obligation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent, any of its Subsidiaries, nor any of their ERISA Affiliates has incurred or is reasonably expected to incur any liability on account of a “complete withdrawal” or “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Parent Multiemployer Pension Plan (including as a result of the Transactions).

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Employee Plan (but not including any Parent Multiemployer Plan) that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Parent Employee Plan (but not including any Parent Multiemployer Plan) and intended to be Tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and exempt from taxation under Section 501(a) of the Code, as applicable, and, to the knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualification or Tax exemption of any such Parent Employee Plan or related trust.

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each Parent Employee Plan (but not including any Parent Multiemployer Plan) has been maintained, established, administered and operated in compliance with its terms and all Applicable Law, including ERISA and the Code, (ii) no Proceeding (other than routine claims for benefits) is pending against or involves or, to the knowledge of Parent, is threatened against or reasonably expected to involve, any Parent Employee Plan or related trust (but not including any Parent Multiemployer Plan) before any court or any Governmental Authority, including the IRS, the Department of Labor or the PBGC, (iii) no events have occurred with respect to any Parent Employee Plan (but not including any Parent Multiemployer Plan) that would reasonably be expected to result in the assessment of any excise Taxes or penalties against Parent or any of its Subsidiaries, and (iv) Parent and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Parent Employee Plan or Applicable Law to be made to a Parent Employee Plan.

(f) With respect to each current or former Parent Service Provider, the consummation of the Transactions will not, either alone or together with any other event: (i) entitle any such individual to any payment or benefit or increase in any payment or benefit, including any bonus, retention, severance, retirement or job security payment or benefit or forgiveness of indebtedness; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation under, any Parent Employee Plan; or (iii) limit or restrict the right of Parent or any of its Subsidiaries or, after the Closing, the Surviving Corporation to merge, amend or terminate any Parent Employee Plan.

(g) No amount paid or payable (whether in cash, in property, or in the form of benefits) by Parent or any of its Subsidiaries in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Parent nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former Parent Service Provider for any Tax incurred by such individual, including under Sections 409A, 457A or 4999 of the Code.

(h) Neither Parent nor any of its Subsidiaries has any material current or projected liability for, and no material Parent Employee Plan provides or promises, any postemployment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Parent Service Provider (other than coverage mandated by Applicable Law).

Section 4.18 Labor Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are, and since their respective dates of incorporation or formation have been, in compliance with all Applicable Laws relating to labor and employment, including those relating to labor relations, hiring, promotion and termination of employees, overtime, minimum wage and wage payment Laws (including meal and rest breaks, final pay and pay equity Laws), employee and contractor classification, discrimination (including diversity, equity and inclusion), retaliation, sexual harassment, sexual misconduct, disability rights, reasonable accommodation, leaves of absence, unemployment insurance, civil rights, affirmative action, work authorization, immigration, safety and health and workers’ compensation. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, since the date of its incorporation, there have been no Proceedings pending or, to the knowledge of Parent, threatened to be filed against Parent or any of its Subsidiaries by or concerning any current or former applicant, employee, consultant or independent contractor regarding such labor and employment Laws. Since their respective dates of incorporation or formation, neither Parent nor any of its Subsidiaries have been subject to or received any written notice of an investigation, charge, citation, penalty or assessment from any Governmental Authority with respect to any such labor and employment Laws.

(b) To the knowledge of Parent, since the date of its incorporation (i) no allegations of sexual harassment, sexual abuse or other sexual misconduct have been made against any director, officer or employee at the level of manager or above of Parent or any of its Subsidiaries, and (ii) there are no Proceedings pending or, to the knowledge of Parent, threatened related to any allegations of sexual harassment, sexual abuse or other sexual misconduct by any director, officer or employee at the level of manager or above of Parent or any of its Subsidiaries. Since their respective dates of incorporation or formation, neither Parent nor any of its Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment, sexual abuse or other sexual misconduct by any officer, director or employee at the level of manager or above of Parent or any of its Subsidiaries.

(c) Neither Parent nor any of its Subsidiaries is a party to or bound by, or is currently negotiating, any Collective Bargaining Agreement, and there have not been any, and to the knowledge of Parent there are no threatened, organizational campaigns, card solicitations, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any Parent Service Provider. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, there are no unfair labor practice complaints pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority. There is no labor strike, slowdown, work stoppage, picketing or lockout pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries. The Consent or consultation of, or the rendering of formal advice by, any Labor Organization or other employee representative body is not required for Parent to enter into this Agreement or to consummate any of the Transactions.

(d) Parent and each of its Subsidiaries is, and has been since their respective dates of incorporation or formation, in compliance with WARN in all material respects and has no material liabilities or other obligations thereunder. Neither Parent nor any of its Subsidiaries has taken any action which would constitute a “plant closing,” “mass layoff” or similar act requiring notice under WARN during the 90-day period prior to the date of this Agreement, that would reasonably be expected to cause Parent, the Surviving Corporation or any of their respective Subsidiaries to have any liability or other obligation under WARN following the Closing Date.

(e) To the knowledge of Parent, no current or former employee of Parent or any of its Subsidiaries is in violation of any material term of any employment agreement, non-disclosure agreement, common law non-disclosure obligation, fiduciary duty, non-competition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) to Parent or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by Parent or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 4.19 Intellectual Property and Information Technology.

(a) Section 4.19(a) of the Parent Disclosure Schedules sets forth all patents, registered trademarks, registered copyrights, Internet domain name registrations, pending applications for any patents, trademarks and copyrights owned by Parent or any of its Subsidiaries as of the date of this Agreement (“Registered Parent IP”) and any unregistered trademarks. The Registered Parent IP is subsisting and, excluding any pending applications contained therein, to the knowledge of Parent, is valid and enforceable.

(b) Parent or its Subsidiaries solely own, free and clear of all Liens, or have the rights to use, in each case free and clear of all Liens (other than Permitted Liens), all Parent Owned IP and Parent IT Systems material to the conduct of their respective businesses as currently conducted and as contemplated to be conducted as of the date of this Agreement.

(c) Each Person, including all current and former employees and independent contractors, who have created or developed any Parent Owned IP by or on behalf of Parent or any of its Subsidiaries has assigned all right, title and interest in such Parent Owned IP to Parent or the applicable Subsidiary pursuant to a valid written assignment or otherwise by operation of Law.

(d) (i) There are and have been no pending or, to the knowledge of Parent, threatened claims against Parent or any of its Subsidiaries alleging any infringement, misappropriation or other violation of the Intellectual Property rights of any Person by Parent or any of its Subsidiaries, and the operations of the businesses (including the products and services) of Parent and its Subsidiaries do not, and have not, infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; and (ii) there are and have been no pending or threatened written claims by Parent or any of its Subsidiaries alleging any infringement, misappropriation or other violation by any Person of any material Parent Owned IP and to the knowledge of Parent, no Third Party is and no Third Party has since the date of its incorporation, infringed, misappropriated or otherwise violated any material Parent Owned IP.

(e) To the knowledge of Parent, Parent does not use any open source Software in a manner that would violate any license agreements applicable to such open source Software, or that would grant to any Person any rights to or immunities from prosecution for infringement of any material Parent Owned IP, or that would require the disclosure of source code associated with any otherwise proprietary material Company Owned IP.

(f)   Parent has taken commercially reasonable measures to maintain in confidence all Trade Secrets and confidential information that are part of the Parent Owned IP or third-party confidential information that Parent or its Subsidiaries are obliged to protect pursuant to a non-disclosure agreement. To the knowledge of the Parent, there has not been any disclosure of or access to any Trade Secret of Parent or any of its Subsidiaries to any third party in a manner that has resulted in the loss of trade secret or other rights in and to such information.

(g) (i) The Parent IT Systems are sufficient to operate and perform as needed by Parent and its Subsidiaries to adequately conduct their respective businesses as currently conducted and (ii) since the date of its incorporation, there have been no known material security breaches of, unauthorized access to or misuse of, failures or unplanned outages of, or other material adverse integrity or security events affecting the Parent IT Systems that have resulted in material harm to the Company.

(h) (i) Parent and its Subsidiaries have since their respective dates of incorporation or formation, complied with all Applicable Laws, as well as their own rules, policies and procedures, in each case relating to Data Privacy Requirements, and, to the knowledge of Parent, there has been no unauthorized access to or use of, misuse of, loss of or damage to any such Personal Information.

(i) To the knowledge of Parent, Parent and its Subsidiaries have not received any (i) written notice from any applicable Governmental Authority or (ii) material claims, proceedings or legal actions from any other Person alleging any non-compliance with any data security obligation, cybersecurity obligations or obligation under Data Privacy Requirements.

(j) Parent and its Subsidiaries have taken commercially reasonable steps consistent with industry standards to maintain and protect the confidentiality and security of its Parent IT Systems, and all data stored therein or processed thereby, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures, business continuity procedures and encryption and other security protocol technology.

Section 4.20 Environmental Matters. Parent has made available all material environmental, health and safety audits, investigations and sampling or similar reports with respect to Parent and its Subsidiaries and any material non-privileged documents related to any non-compliance with, or liability under, Environmental Laws of Parent or its Subsidiaries that are in its possession or reasonable control relating to Environmental Laws or the Release of, or exposure to, Hazardous Substances. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a) Parent and each of its Subsidiaries is, and has been since its respective date of incorporation or formation, in compliance with all Environmental Laws;

(b) there are no Proceedings pending or, to the knowledge of the Parent, threatened against Parent or any of its Subsidiaries or their respective properties or operations under Environmental Laws;

(c) there has been no Release or threatened Release of any Hazardous Substance at, on, under, to, in or from any real property currently owned, leased or operated by Parent or any of its Subsidiaries, or, to the knowledge of Parent, any real property formerly owned, leased or operated by, or any property or facility to which any Hazardous Substance has been transported for disposal, recycling or treatment by or on behalf of, Parent or any of its Subsidiaries; and

(d) neither Parent nor any of its Subsidiaries has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released or (ii) to the knowledge of Parent, exposed any Person to or designed, manufactured, sold, marketed, installed, repaired or distributed products containing any Hazardous Substances, in the case of each of clauses (i) and (ii), in a manner or fashion that would reasonably be expected to result in any material liability related to Parent or any of its Subsidiaries under Environmental Laws.

Section 4.21 Anti-Corruption. None of Parent, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees, nor, to the knowledge of Parent, any of its or their respective other Representatives, or anyone else acting on behalf of the foregoing have, within the past five (5) years, taken any action that has resulted in a violation by Parent or any such Subsidiary of any applicable Anti-Corruption Laws. No Proceeding involving Parent, nor any of its Subsidiaries, nor any of its or their respective Affiliates, directors, managers, officers or employees relating to the applicable Anti-Corruption Laws is pending or, to the knowledge of Parent, threatened.

Section 4.22 Export Controls and Economic Sanctions.  None of Parent, nor any of its Subsidiaries, nor any of its or their respective owners, directors, officers or employees, nor to the knowledge of Parent or its Subsidiaries, any other Person working on behalf of any of the foregoing (i) has directly or indirectly within the past five (5) years violated any applicable Export Control and Economic Sanctions Laws; (ii) is targeted, blocked, or otherwise subject to sanctions prohibitions or restrictions under any applicable Export Control and Economic Sanctions Laws (including but not limited to being, or being owned 50% or more by one or more Sanctioned Persons or Restricted Persons); (iii) is located, organized or resident in any Sanctioned Country; or (iv) has within the past five (5) years been the subject or target of any investigation, enforcement, administrative, civil or criminal action, or disclosure relating to applicable Export Control and Economic Sanctions Laws.

Section 4.23 Insurance. Parent and each of its Subsidiaries is insured with reputable insurance carriers against such risks and in such amounts as are usually insured against by similarly situated companies in the same or similar businesses (collectively, the “Parent Insurance Policies”). Such Parent Insurance Policies are in full force and effect. Neither Parent nor any of its Subsidiaries has received any written notice of cancellation of, material premium increase with respect to, or material alteration of coverage under, any of such Parent Insurance Policies. All premiums due on such Parent Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Parent Insurance Policy. The Parent Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of Parent or any of its Subsidiaries. All such Parent Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the knowledge of Parent, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. There are no claims related to the business of Parent or its Subsidiaries pending under any such Parent Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Parent nor any of its Subsidiaries is in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Parent Insurance Policy.

Section 4.24 Properties.

(a) As of the date of this Agreement, neither Parent nor any of its Subsidiaries owns any real property or is party to any Contract or option to purchase any real property.

(b) Section 4.24(b) of the Parent Disclosure Schedules sets forth a true, correct and complete list, as of the date of this Agreement, of (i) all real property leased, subleased, licensed or otherwise occupied by Parent or any of its Subsidiaries (the “Parent Leased Real Property”), together with the address of each such Parent Leased Real Property and (ii) all leases, subleases or licenses or occupancy agreements and all amendments, modifications, guarantees, assignments, supplements and letters of credit relating thereto (each, a “Parent Real Property Lease”). Parent has delivered or made available to Company complete and accurate copies of each Parent Real Property Lease described in Section 4.24(b) of the Parent Disclosure Schedules, and no Parent Real Property Lease has been modified in any material respect or terminated, except to the extent that such modifications or terminations are disclosed by the copies delivered or made available to the Company. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and each of its Subsidiaries holds a valid and existing leasehold, subleasehold, license or other similar interest under each Parent Real Property Lease, free and clear of all Liens other than Permitted Liens and (b) each Parent Real Property Lease is a valid and binding agreement, enforceable against Parent or one of its Subsidiaries, as the case may be, and is in full force and effect. The Parent Leased Real Property constitutes all of the real property used, leased or otherwise occupied in the operation of the businesses of Parent and its Subsidiaries as currently conducted. Parent and its Subsidiaries have not assigned or sublet their interests under, nor granted any security interest in, any Parent Leased Real Property and no Person other than Parent or its Subsidiaries, as applicable, has the right to use or occupy any of the Parent Leased Real Property. Neither Parent nor any of its Subsidiaries is subject to any waiver or forbearance or any deferred, abated or reduced rent with respect to any Parent Real Property Lease.

(c) Neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other party to any Parent Real Property Lease is in default or breach under the terms of any such Parent Real Property Lease, except where such default or breach would not reasonably be expected, individually or in the aggregate, to be material to Parent and its Subsidiaries, taken as a whole. No event has occurred that, with notice or lapse of time or both, would constitute a default or breach under any Parent Real Property Lease, and no portion of any security deposit has been applied under any Parent Real Property Lease, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, as of the date of this Agreement there are no material disputes with respect to any Parent Real Property Lease. Neither Parent nor any of its Subsidiaries have received any written notice of, nor to the knowledge of Parent does there exist, any pending or threatened condemnation or similar proceedings, or any sale or other disposition of any Parent Leased Real Property or any part thereof in lieu of condemnation.

Section 4.25 Brokers. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Subsidiaries in connection with the Transactions.

Section 4.26 No Ownership of Company Common Stock or Company Class C Common Stock. Neither Parent nor any of its Subsidiaries (a) beneficially owns, directly or indirectly, any shares of Company Common Stock or Company Class C Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or Company Class C Common Stock or (b) has any rights to acquire any shares of Company Common Stock or Company Class C Common Stock. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other Equity Interest of the Company or any of its Subsidiaries.

Section 4.27 No Other Representations or Warranties. Except for the representations and warranties made by Parent in this Article IV (as qualified by the applicable items disclosed in the Parent Disclosure Schedules in accordance with Section 10.17 and the introduction to this Article IV) (but without limiting any representations and warranties in any certificate delivered to Parent pursuant to this Agreement, or any Ancillary Agreement), neither Parent nor any other Person makes or has made any representation or warranty, expressed or implied, at law or in equity, with respect to or on behalf of Parent or its Subsidiaries, or the accuracy or completeness of any information regarding Parent or its Subsidiaries or any other matter furnished or provided to the Company or made available to the Company in any “data rooms”, “virtual data rooms”, management presentations or in any other form in expectation of, or in connection with, this Agreement or the Transactions. Parent and its Subsidiaries disclaim any other representations or warranties, whether made by Parent or any of its Subsidiaries or any of their respective Affiliates, stockholders or Representatives. Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article III (as qualified by the applicable items disclosed in the Company Disclosure Schedules in accordance with Section 10.17 and the introduction to Article III) (but without limiting any representations and warranties in any Ancillary Agreement), neither the Company nor any other Person is making or has made any representations or warranty, expressed or implied, at law or in equity, with respect to or on behalf of the Company or its Subsidiaries, or the accuracy or completeness of any information regarding the Company or its Subsidiaries or any other matter furnished or provided to Parent or made available to Parent in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, this Agreement, or the Transactions. Parent is not relying upon, and has not relied upon, any other representations, warranties, statements or information that may have been made or provided by any Person in connection with the Transactions or otherwise, except for (i) the representations and warranties expressly set forth in this Agreement and the Ancillary Agreements and (ii) the representations and warranties made in any certificates delivered pursuant to this Agreement and acknowledges and agrees that the Company and its Affiliates have specifically disclaimed and do hereby specifically disclaim any other representations and warranties.

Article V

COVENANTS OF THE COMPANY

Section 5.01 Conduct of the Company.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement (the “Interim Period”), except (w) as required by Applicable Law, (x) as set forth in Section 5.01 of the Company Disclosure Schedules, (y) as would not reasonably be expected to prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions or (z) as otherwise expressly required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct its business in the ordinary course of business in compliance in all material respects with all Applicable Laws and use its and their reasonable best efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other Third Parties having material business relationships with the Company and its Subsidiaries and (ii) keep available the services of the present directors, officers and employees of the Company and its Subsidiaries; provided, however, that the failure to take any action prohibited by Section 5.01(b) shall not be a breach by the Company or any of its Subsidiaries of the covenants and agreements set forth in this Section 5.01(a).

(b) During the Interim Period, except (A) as required by Applicable Law, (B) as set forth in Section 5.01 of the Company Disclosure Schedules, (C) as would not reasonably be expected to prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions or (D) as otherwise required or expressly permitted by this Agreement, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause each of its Subsidiaries not to:

(i) adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (including the Company Organizational Documents) other than in connection with an Additional Company Financing;

(ii) (A) merge or consolidate with any other Person; (B) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or assets thereof or securities or property; or (C) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(iii) (A) split, combine or reclassify any shares of its capital stock; (B) amend any term or alter any rights of any of its outstanding Equity Interests; (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities; or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities, in each case other than by operation of a Contract (x) effective prior to August 7, 2025 or (y) entered into in connection with the Company Convertible Note Financing or an Additional Company Financing;

(iv)   issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, in each case other than (A) by operation of a Contract (x) effective prior to August 7, 2025 or (y) entered into in connection with the Company Convertible Note Financing or an Additional Company Financing or (B) the issuance of any shares of Company Common Stock upon the vesting or settlement of shares of Company equity awards pursuant to the terms of the applicable equity plan and award agreement that are outstanding on the date of this Agreement and previously provided to Parent;

(v) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (A) as set forth in Section 5.01(b)(v) of the Company Disclosure Schedule and (B) any other capital expenditures not to exceed $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(vi)   transfer, sell, lease, sublease, assign or otherwise dispose of any assets, securities or property (excluding Intellectual Property), other than (A) sales or dispositions of inventory in the ordinary course of business consistent with past practice, (B) transfers, sales, leases, subleases, assignments or other dispositions of assets or property (other than inventory) in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 in the aggregate or (C) transactions (I) solely among the Company and one or more of its wholly owned Subsidiaries or (II) solely among the Company’s wholly owned Subsidiaries;

(vii) make any loans, advances or capital contributions of an amount exceeding $100,000 to any other Person;

(viii) terminate, suspend, abrogate, amend or modify any material Company Permit in a manner material and adverse to the Company and its Subsidiaries, taken as a whole;

(ix) sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to nonexclusive licenses or sublicenses granted to Third Parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action reasonably necessary to maintain, enforce or protect, any material Company Owned IP;

(x) form any Subsidiary or enter into any new line of business;

(xi)   incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate, other than (A) the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting costs or (B) in the ordinary course of business consistent with past practice pursuant to the terms of any Contract in effect as of the date of this Agreement;

(xii) create or incur any Lien (except for a Permitted Lien) on any material asset (tangible or intangible) (including any Company Owned IP) or property, including real property;

(xiii) (A) acquire any fee interest in any real property; (B) enter into any lease, sublease, license or other agreement relating to real property, other than in the ordinary course of business consistent with past practice; or (C) amend, renew, extend, modify or terminate (or provide notice of its intent to do any of the foregoing), any Company Real Property Lease (other than terminations or notices of termination due to the expiration of the stated term thereof) or intentionally waive, release or assign any material right or claim under any Parent Real Property Lease;

(xiv)   (A) enter into any Company Material Contract (including by amendment of any Contract that is not a Company Material Contract such that such Contract becomes a Company Material Contract); (B) terminate, renew, extend or amend in any material respect any Company Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice; or (C) enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract, in each case, other than in connection with the Additional Company Financings;

(xv) except as required by Applicable Law or the terms of any Company Employee Plan as in effect as of the date of this Agreement: (A) adopt, amend, establish or terminate any Company Employee Plan; (B) grant, amend or pay any change in control, retention or severance to (or amend any existing arrangement with) any Company Service Providers (whether current, former, or otherwise); (C) grant or amend any long-term cash, equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Company Service Provider (whether current, former, or otherwise); (D) increase the compensation, bonus or other benefits payable to any Company Service Provider; (E) fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any Parent Employee Plan; or (F) hire any Parent Service Provider;

(xvi) make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-K promulgated under the Securities Act (“Regulation S-K”), as approved by its independent public accountants;

(xvii) (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) enter into any material closing agreement with respect to Taxes, (E) enter into any Tax Sharing Agreement, (F) surrender or allow to expire any right to claim a refund of Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (H) settle or surrender any material Tax claim, audit or assessment;

(xviii) settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or Proceeding, pending or threatened, and involving or against the Company or any of its Subsidiaries for an amount in excess of $100,000 in the aggregate;

(xix)   enter into any transaction between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Related Parties (other than the Company and its Subsidiaries), on the other hand, other than in connection with an Additional Company Financing on terms no more favorable than the terms entered into by parties who are not Company Related Parties;

(xx) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business consistent with past practice or (B) as may be consistent with the Company’s financial accounting policies and procedures and GAAP as determined in consultation with Parent’s outside auditor;

(xxi) (A) enter into any Collective Bargaining Agreement or other Contract or arrangement with any Labor Organization, or (ii) recognize or certify any Labor Organization or group of employees as the bargaining representative for any company Service Provider; (B) waive, release, amend or fail to enforce the restrictive covenant obligations of any Company Service Provider; (C) announce or engage in any “plant closing,” “mass layoff” or similar act requiring notice under WARN; or (D) implement any program or formal policy in the United States covering Parent Service Providers that promotes diversity, equity and/or inclusion;

(xxii) sell, borrow or otherwise incur any indebtedness for borrowed money (including any debt securities) of the Company or any of its Subsidiaries in excess of $100,000 in the aggregate (or assume or guarantee any such indebtedness for which any other Person is the primary obligor (other than Parent or any of its wholly owned Subsidiaries in excess of $100,000 in the aggregate)), except for indebtedness incurred or borrowed that is outstanding on the date of this Agreement; or

(xxiii) agree, commit or publicly propose to do any of the foregoing.

Section 5.02 No Solicitation by the Company.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 5.02, the Company shall not, and shall cause its Subsidiaries and controlled Affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and their other respective other Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information outside of the ordinary course of business consistent with past practice with respect to existing bona fide commercial relationships without the intent of circumventing the foregoing restrictions) or knowingly encourage or induce the submission of any Company Acquisition Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Company Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that the Company knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Company Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Company Acquisition Proposal; or (iii) except as required by the duties of the Board of Directors of the Company under Applicable Law (as determined by the Board of Directors of the Company in good faith, after consultation with the Company’s outside legal advisors), waive, terminate, modify or release any Third Party (other than Parent and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation. Any violation of the foregoing restrictions by any of the Company’s Subsidiaries or by any Representatives of the Company or its Subsidiaries, whether or not such Representative is so authorized, shall be deemed a breach of this Agreement by Parent. Company may, at any time, provide to Parent a written notice of its intention to pursue a Company Acquisition Proposal (a “Solicitation Notice”), of Company’s desire to terminate the effectiveness of this Section 5.02(a) following which neither this Section 5.02(a), nor Section 6.02, below shall have any further force or effect.

(b) The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, indication or request for information (including material modifications thereto) relating to the Company or any of its Subsidiaries or for access to the business, officers, directors, employees, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that, to the knowledge of the Company or any member of the Board of Directors of the Company, is considering making or has made a Company Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant Third Party, (ii) to the extent known, describe the material terms and conditions of, any such Company Acquisition Proposal, indication or request (including any material changes thereto) and (iii) if applicable, include an unredacted copy of such Company Acquisition Proposal, indication or request (including any related documents and correspondence).

(c) The Company shall, and shall cause its Subsidiaries and controlled Affiliates, and shall direct its other Representatives, to (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal and instruct any such Third Party (or its agents or advisors) in possession of confidential, non-public information or documents or material incorporating non-public information about the Company that was furnished by or on behalf of the Company t to return or destroy all such information and (ii) other than with respect to Parent and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Company Acquisition Proposal.

Article VI

COVENANTS OF PARENT

Section 6.01 Conduct of Parent.

(a) During the Interim Period, except (x) as required by Applicable Law, (y) as set forth in Section 6.01 of the Parent Disclosure Schedules or (z) as otherwise expressly required or expressly permitted by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, except for financing transactions conducted by the Parent in the Interim Period, in which case the Company may withhold its consent in its sole and absolute discretion), Parent shall, and shall cause each of its Subsidiaries to, use its and their reasonable best efforts to conduct its business in the ordinary course of business in compliance in all material respects with all Applicable Laws and use its and their reasonable best efforts to (i) preserve intact its business organization and relationships with customers, suppliers, licensors, licensees and other Third Parties having material business relationships with Parent and its Subsidiaries and (ii) keep available the services of the present directors, officers and employees of Parent and its Subsidiaries; provided, however, that the failure to take any action prohibited by Section 6.01(b) shall not be a breach by Parent or any of its Subsidiaries of the covenants and agreements set forth in this Section 6.01(a).

(b) During the Interim Period, except (A) as required by Applicable Law, (B) as set forth in Section 6.01 of the Parent Disclosure Schedules (C) as would not reasonably be expected to prevent or materially impair or delay the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions or (D) as otherwise required or expressly permitted by this Agreement, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each of its Subsidiaries not to:

(i) Other than as expressly set forth in this Agreement, adopt or propose any change to its certificate of incorporation, bylaws or other organizational documents (whether by merger, consolidation or otherwise) (including the Parent Organizational Documents);

(ii) (A) merge or consolidate with any other Person; (B) acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division or assets thereof or securities or property, or (C) adopt or publicly propose a plan of complete or partial liquidation, dissolution, recapitalization or restructuring, or resolutions providing for or authorizing such a liquidation, dissolution, recapitalization or restructuring;

(iii) (A) other than the Parent Reverse Split, split, combine or reclassify any shares of its capital stock; (B) amend any term or alter any rights of any of its outstanding Equity Interests; (C) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of its capital stock or other securities, other than dividends or distributions by a Subsidiary of Parent to Parent or a wholly owned Subsidiary of Parent; or (D) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities or any Subsidiary of Parent or any rights, warrants or options to acquire any such shares or other securities;

(iv) (A) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants, options to acquire or other derivative instruments with respect to, any such capital stock or any such convertible securities, other than the issuance of any shares of Parent Common Stock upon the vesting or settlement of shares of Parent equity awards pursuant to the terms of the applicable equity plan and award agreement that are outstanding on the date of this Agreement and previously provided to the Company;

(v) authorize, make or incur any capital expenditures or obligations or liabilities in connection therewith, other than (A) as set forth in Section 6.01(b)(v) of the Parent Disclosure Schedules and (B) any other capital expenditures not to exceed $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(vi)   transfer, sell, lease, sublease, assign or otherwise dispose of any assets, securities or property (excluding Intellectual Property), other than (A) sales or dispositions of inventory in the ordinary course of business consistent with past practice, (B) transfers, sales, leases, subleases, assignments or other dispositions of assets or property (other than inventory) in the ordinary course of business consistent with past practice in an amount not to exceed $100,000 in the aggregate or (C) transactions (I) solely among Parent and one or more of its wholly owned Subsidiaries or (II) solely among Parent’s wholly owned Subsidiaries;

(vii) make any loans, advances or capital contributions to any other Person;

(viii) terminate, suspend, abrogate, amend or modify any material Parent Permit in a manner material and adverse to Parent and its Subsidiaries, taken as a whole;

(ix) sell, assign, transfer or otherwise dispose of, license or sublicense (other than pursuant to nonexclusive licenses or sublicenses granted to Third Parties in the ordinary course of business consistent with past practice), abandon, allow to lapse, or otherwise fail to take any action reasonably necessary to maintain, enforce or protect, any material Parent Owned IP;

(x) form any Subsidiary or enter into any new line of business;

(xi) incur any liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $100,000 in the aggregate, other than (A) the incurrence of any ordinary course administrative costs and expenses and expenses incurred in connection with the consummation of Transactions, including legal or accounting costs or (B) in the ordinary course of business consistent with past practice pursuant to the terms of any Contract in effect as of the date of this Agreement;

(xii) create or incur any Lien (except for a Permitted Lien) on any material asset (tangible or intangible) (including any Parent Owned IP) or property, including real property;

(xiii) (A) acquire any fee interest in any real property; (B) enter into any lease, sublease, license or other agreement relating to real property, other than in the ordinary course of business consistent with past practice; or (C) amend, renew, extend, modify or terminate (or provide notice of its intent to do any of the foregoing), any Parent Real Property Lease (other than terminations or notices of termination due to the expiration of the stated term thereof) or intentionally waive, release or assign any material right or claim under any Parent Real Property Lease;

(xiv) (A) enter into any Parent Material Contract (including by amendment of any Contract that is not a Parent Material Contract such that such Contract becomes a Parent Material Contract); (B) terminate, renew, extend or amend in any material respect any Parent Material Contract or waive any material right thereunder, other than in the ordinary course of business consistent with past practice; or (C) enter into, terminate, renew, extend or amend or waive any right under any Related Party Contract;

(xv) except as required by Applicable Law or the terms of any Parent Employee Plan as in effect as of the date of this Agreement: (A) adopt, amend, establish or terminate any Parent Employee Plan; (B) grant, amend or pay any change in control, retention or severance to (or amend any existing arrangement with) any Parent Service Providers (whether current, former, or otherwise); (C) grant or amend any long-term cash, equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any Parent Service Provider (whether current, former, or otherwise); (D) increase the compensation, bonus or other benefits payable to any Parent Service Provider; (E) fund or promise to fund (through a grantor trust or otherwise) any compensation or benefits payable or to be provided under any Parent Employee Plan; or (F) hire any Parent Service Provider;

(xvi) make any material change in any method of accounting or accounting principles or practice, except for any such change required by GAAP or Regulation S-K, as approved by its independent public accountants;

(xvii) (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any material method of Tax accounting, (D) enter into any material closing agreement with respect to Taxes, (E) enter into any Tax Sharing Agreement, (F) surrender or allow to expire any right to claim a refund of Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or (H) settle or surrender any material Tax claim, audit or assessment;

(xviii) settle or compromise, or propose to settle or compromise, any claim, action, suit, investigation or Proceeding, pending or threatened, and involving or against Parent or any of its Subsidiaries, for an amount in excess of $100,000 in the aggregate;

(xix) enter into any transaction between Parent or any of its Subsidiaries, on the one hand, and any of Parent’s Related Parties (other than Parent and its Subsidiaries), on the other hand;

(xx) write up, write down or write off the book value of any of its assets, other than (A) in the ordinary course of business consistent with past practice or (B) as may be consistent with Parent’s financial accounting policies and procedures and GAAP as determined in consultation with Parent’s outside auditor;

(xxi) (A) enter into any Collective Bargaining Agreement or other Contract or arrangement with any Labor Organization, or (ii) recognize or certify any Labor Organization or group of employees as the bargaining representative for any Parent Service Provider; (B) waive, release, amend or fail to enforce the restrictive covenant obligations of any Parent Service Provider; (C) announce or engage in any “plant closing,” “mass layoff” or similar act requiring notice under WARN; or (D) implement any program or formal policy in the United States covering Parent Service Providers that promotes diversity, equity and/or inclusion;

(xxii) sell, borrow or otherwise incur any indebtedness for borrowed money (including any debt securities) of Parent or any of its Subsidiaries in excess of $100,000 in the aggregate (or assume or guarantee any such indebtedness for which any other Person is the primary obligor (other than Parent or any of its wholly owned Subsidiaries in excess of $100,000 in the aggregate), except for indebtedness incurred or borrowed that is outstanding on the date of this Agreement; or

(xxiii) agree, commit or publicly propose to do any of the foregoing.

Section 6.02 No Solicitation by Parent.

(a) From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as otherwise set forth in this Section 6.02, Parent shall not, and shall cause its Subsidiaries and controlled Affiliates and its and their respective officers, directors and employees not to, and shall use reasonable best efforts to cause its and their other respective other Representatives, not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate (including by way of providing non-public information outside of the ordinary course of business consistent with past practice with respect to existing bona fide commercial relationships without the intent of circumventing the foregoing restrictions) or knowingly encourage or induce the submission of any Parent Acquisition Proposal or any inquiry, indication of interest or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Parent or any of its Subsidiaries or afford access to the business, officers, directors, employees, properties, assets, books or records of Parent or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or knowingly encourage any effort by, any Third Party that Parent knows, or would reasonably be expected to know, is actively evaluating, seeking to make, or has made, a Parent Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to a Parent Acquisition Proposal; or (iii) except as required by the duties of the Board of Directors of Parent under Applicable Law (as determined by the Board of Directors of Parent in good faith, after consultation with Parent’s outside legal advisors), waive, terminate, modify or release any Third Party (other than the Company and its Affiliates) from any provision of or grant any permission, waiver or request under any “standstill” or similar agreement or obligation. Any violation of the foregoing restrictions by any of Parent’s Subsidiaries or by any Representatives of Parent or its Subsidiaries, whether or not such Representative is so authorized, shall only be deemed a breach of this Agreement by the Parent if the Parent failed to use reasonable best efforts to prevent such violation. Notwithstanding the foregoing, in the event that during the Interim Period Parent receives a Solicitation Notice from the Company, this Section 6.02 shall be of no further force or effect.

(b) Parent shall notify the Company promptly (but in no event later than forty-eight (48) hours) after receipt by Parent (or, to Parent’s Knowledge, any of its Representatives) of any Parent Acquisition Proposal, indication or request for information (including material modifications thereto) relating to Parent or any of its Subsidiaries or for access to the business, officers, directors, employees, properties, assets, books or records of Parent or any of its Subsidiaries by any Third Party that, to the knowledge of Parent or any member of the Board of Directors of Parent, is considering making or has made a Parent Acquisition Proposal, which notice shall be provided in writing and shall (i) identify the relevant Third Party, (ii) to the extent known, describe the material terms and conditions of, any such Parent Acquisition Proposal, indication or request (including any material changes thereto) and (iii) if applicable, include an unredacted copy of such Parent Acquisition Proposal, indication or request (including any related documents and correspondence).

(c) Parent shall, and shall cause its Subsidiaries and controlled Affiliates, and shall direct its other Representatives, to (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date of this Agreement with respect to any Parent Acquisition Proposal and instruct any such Third Party (or its agents or advisors) in possession of confidential, non-public information or documents or material incorporating non-public information about Parent that was furnished by or on behalf of Parent to return or destroy all such information and (ii) other than with respect to the Company and its Representatives, terminate access to any virtual data room established for or used in connection with any actual or potential Parent Acquisition Proposal.

Section 6.03 Director and Officer Liability.

(a) From and after the Closing, Parent shall, and shall cause the Surviving Corporation to (i) indemnify and hold harmless and shall advance expenses as incurred, in each case to the same extent (subject to Applicable Law) such Persons are indemnified as of the date of this Agreement by the Company or Parent, as applicable, pursuant to the Company Organizational Documents, the Parent Organizational Documents, the governing or organizational documents of any Subsidiary of the Company or of Parent and any indemnification agreements in existence as of the date of this Agreement, each present and former director or officer of the Company, Parent and their respective Subsidiaries (in each case, when acting in such capacity or in connection with their service as an officer, director or other fiduciary of any other Person if such service was at the request or for the benefit of the Company, Parent or any of their respective Subsidiaries) (collectively, the “D&O Indemnified Parties”) against any fees, costs or expenses (including reasonable attorneys’ fees), judgments, inquiries, claims, fines, losses, damages or liabilities incurred in connection with any threatened or actual Proceeding, whether civil, criminal, administrative or investigative, whether arising before or after the Closing, arising out of the fact that such Person is or was a director or officer of the Company, Parent or any of their Subsidiaries or pertaining to matters existing or occurring at or prior to the Closing, including the Transactions; provided that in the case of advancement of expenses, any D&O Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Party is not entitled to indemnification; and (ii) reasonably cooperate in the defense of any such matter until it is determined that such D&O Indemnified Party is not eligible for indemnification.

(b) For a period of three (3) years after the Closing, Parent shall, and shall cause the Surviving Corporation to, maintain in effect the policies of directors’ and officers’ liability insurance maintained by the Company and Parent as of the Closing (“Current Insurance”) (provided that Parent and the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less favorable to the insureds) with respect to claims arising from facts or events that occurred at or before the Closing; provided, however, that neither Parent nor the Surviving Corporation shall be obligated to expend for any annual period an amount in excess of 200% of the current annual premium paid as of the date of this Agreement by the Company or Parent, as applicable, for such insurance (the “Premium Cap”), and if such premium for such insurance would at any time exceed the Premium Cap or such coverage is not otherwise available, then Parent and the Surviving Corporation shall maintain insurance that, in Parent’s good faith determination, provides the maximum coverage available at an aggregate premium equal to the respective Premium Cap.

(c) The provisions of this Section 6.03 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Party and his or her heirs and representatives. If Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any other Person or engages in any similar transaction, then in each such case, Parent and/or the Surviving Corporation, as applicable, will cause proper provision to be made so that the successors and assigns of Parent and/or the Surviving Corporation, as applicable, will expressly assume the obligations set forth in this Section 6.03.

(d) At or prior to the Closing, Parent shall enter into customary indemnification agreements reasonably satisfactory to the Company with each Person who shall be a director or an officer of Parent immediately after the Closing, which indemnification agreements shall continue to be effective following the Closing.

Section 6.04 Lien Releases. Parent shall cause the Liens listed on Section 6.04 of the Parent Disclosure Schedules or any other Liens that the Company shall reasonably request to be released and terminated on or prior to the Closing Date, and shall provide to the Company evidence of such releases and terminations (including any necessary public filings), in form and substance reasonably satisfactory to the Company.

Article VII

ADDITIONAL AGREEMENTS

Section 7.01 Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party or Parties hereto in doing, all things reasonably necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective, as promptly as reasonably practicable, the Merger and the other Transactions, including using reasonable best efforts to obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Merger or any of the other Transactions.

(b) Each of Parent, Merger Sub and the Company undertakes and agrees to: (x) if required, make an appropriate and complete filing of a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division as promptly as practicable after the date of this Agreement; (y) make all other required filings and applications with respect to other Applicable Laws as promptly as practicable; and (z) not extend any waiting period under the HSR Act or other applicable Antitrust Laws or enter into any agreement with the FTC, the Antitrust Division or any other Governmental Authority with respect to the Transactions (including any such agreement with respect to any actions, restrictions or conditions to the consummation of the Transactions or not to consummate the Transactions), except with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed; provided that it shall not be unreasonable to withhold, condition or delay consent with respect to any action, restriction or condition that, individually or in the aggregate, would or would reasonably be expected to be materially adverse to Parent, the Surviving Corporation and their respective Subsidiaries, taken as a whole). The Company and Parent shall each have the responsibility for their respective filing fees associated with filings pursuant to the HSR Act and all other antitrust and other regulatory filings with any Governmental Authority, including those that may be required to be filed in any other jurisdiction.

(c) In addition to the foregoing, none of the Company, on the one hand, nor, except for actions taken in accordance with Section 6.02, Parent or Merger Sub, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, materially delaying or otherwise adversely affecting the consummation of the Merger or the ability of such Party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Closing to pay any consent or other similar fee, or other similar payment or other consideration (including increased rent or other similar payments) to obtain the consent, waiver or approval of any Person under any Contract.

(d) In addition and subject to Applicable Law, each of Parent, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to: (i) promptly notify the other Party of any communication from the FTC, the Antitrust Division, any state attorney general or any other Governmental Authority concerning this Agreement or the Transactions to that Party and permit the other Party to review in advance any proposed communication to any of the foregoing; (ii) consult with the other Party prior to participating in any meeting, telephone call or discussion with any Governmental Authority with respect to any filing, investigation or inquiry concerning this Agreement or the Transactions and provide the other Party the opportunity to attend and participate in any such meeting, telephone call or discussion to the extent permitted by the Governmental Authority; and (iii) furnish the other Party with copies of all correspondence, filings and written communications (or a reasonably detailed summary of any oral communications) between it and its Representatives, on the one hand, and any Governmental Authority or members of their respective staffs, on the other hand, with respect to this Agreement or the Transactions and provide a reasonable opportunity to the other Party to comment on letters, presentations, whitepapers and other substantive communications to the Governmental Authority and consider, in good faith, any reasonable comments on such correspondences, filings and written communications.

(e) In furtherance thereof, each of the Company and Parent shall, if requested, use reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals under any Company Material Contracts or Parent Material Contracts, as applicable, to which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is a party in connection with this Agreement and the consummation of the Transactions so as to maintain and preserve the benefits under such Company Material Contracts or Parent Material Contracts following the consummation of the Transactions.

(f) Nothing contained in this Agreement shall give Parent or the Company, directly or indirectly, rights to control or direct the operations of the other prior to the Closing. Prior to the Closing, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

(g) In connection with and without limiting the efforts referenced above, the Parties shall consider in good faith the views of one another, in connection with the form and content of any notices, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party, hereto in connection with Proceedings under or relating to any Antitrust Law prior to their submission.

Section 7.02 Access to Information; Confidentiality. Upon reasonable advance notice and subject to Applicable Law, each Party shall, and each Party shall cause its Subsidiaries to, afford to the other Party and its Subsidiaries and their respective Representatives reasonable access, during normal business hours and during the period from the date of this Agreement to the earlier of the Closing or the termination of this Agreement, to all their respective properties, books, Contracts, personnel and records and, during such period, each Party shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other Party all information concerning its business, finances, properties and personnel as Parent or the Company, as applicable, may reasonably request; provided that each Party and its Subsidiaries may withhold any document or information (a) that is subject to an obligation of confidentiality with a Third Party (provided that each Party and its Subsidiaries shall use their reasonable best efforts to permit reasonable disclosure not in violation of any such confidentiality obligation), (b) the disclosure of which would violate any Law or fiduciary duty (provided that each Party and its Subsidiaries shall use their reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty), (c) that is subject to attorney-client or other privilege (provided that the applicable Party and its Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure to the maximum extent that would not result in a waiver of any such attorney-client or other privilege), or (d) regarding the deliberations of the Board of Directors of the Company or any of its Subsidiaries or any committee thereof with respect to the Transactions or the entry into this Agreement, or any materials provided to the Board of Directors of the Company or any of its Subsidiaries or any committee in connection therewith. Parent shall notify Company of any Parent or Merger Sub meetings of either of their Boards of Directors and shall allow Company to observe any such meetings; Parent shall circulate to Company any materials circulated to the Board of Directors or shareholders of Parent or Merger Sub. All information exchanged pursuant to this Section 7.02 shall be subject to the terms of the Confidentiality Agreement.

Section 7.03 Annual and Interim Financial Statements.

(a) As promptly as practicable after the date of this Agreement but in no event later than forty-five (45) days after the date of this Agreement collectively, the “Audit Delivery Date”), the Company shall deliver to Parent, the audited and/or reviewed financial statements of the Company (including, in each case, any related notes thereto), that are required for the initial filing of the Registration Statement pursuant to the Securities Act and the rules and regulations promulgated thereunder (the “Required Financial Statements”). Such Required Financial Statements shall fairly present the financial position and results of operations of the Company, as applicable, as of the dates or for the periods indicated, in accordance with GAAP. The required audited financial statements shall each be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor.

(b) During the Interim Period, as soon as reasonably practicable following the end of each three-month quarterly period of each fiscal year (other than the last three-month period), and in any event no later than thirty (30) days thereafter, the Company shall deliver to Parent, the unaudited financial statements of the Company, consisting of the balance sheet of the Company, as of the end of such three-month period, and the related unaudited consolidated income statement, changes in stockholder equity and statement of cash flows for the three-month quarterly period then ended.

(c) During the Interim Period, as soon as reasonably practicable following the end of each fiscal year, and in any event no later than forty five (45) days thereafter, the Company shall deliver to Parent, the audited financial statements of the Company, consisting of the balance sheet of the Company as of the end of such fiscal year, and the related audited consolidated income statement, changes in stockholder equity and statement of cash flows for the fiscal year then ended. Such audited financial statements shall be audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and shall fairly present the financial position and results of operations of the Company, as of the date or for the periods indicated, in accordance with GAAP.

Section 7.04 Registration Statement; Parent Stockholders Meeting.

(a) As promptly as practicable after the execution and delivery of this Agreement, (A) Parent shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC mutually acceptable materials that shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the stockholders of Parent relating to the Parent Stockholder Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (B) Parent shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and Representatives to cooperate)) and file with the SEC, the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Registration Statement”), in connection with the registration under the Securities Act of the Parent Common Stock that constitutes the Merger Consideration (the “Registration Statement Securities”). Each of Parent and the Company shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing with the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” Consents required to carry out the Transactions, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective holders of Equity Interests as may be reasonably requested in connection with any such action. Each of Parent and the Company agrees to furnish to the other such Party all information concerning itself and its Subsidiaries, officers, directors, managers and holders of Equity Interests and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Affiliates to any Governmental Authority or to Nasdaq, in connection with the Merger and the other Transactions (the “Offer Documents”). Parent shall cause the Registration Statement to be mailed to the stockholders of Parent promptly after the Registration Statement is declared effective by the SEC under the Securities Act.

(b) To the extent not prohibited by Law, Parent will advise the Company, reasonably promptly after Parent receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Parent Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any Proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Parent shall provide the Company and its counsel with (A) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or Offer Documents promptly after receipt of such comments or other communications and (B) a reasonable opportunity to participate in the response of Parent to such comments and to provide comments on such response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(c) Each of Parent and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Proxy Statement will, at the date it is first mailed to the stockholders of Parent and at the time of the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(d) If at any time prior to the Effective Time any information relating to the Company, Parent or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Parent, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Parent.

(e) As promptly as practicable after the Registration Statement is declared effective under the Securities Act, Parent shall (x) cause the Proxy Statement to be disseminated to stockholders of Parent in compliance with Applicable Law, (y) duly give notice of and convene and hold a meeting of the stockholders of Parent (the “Parent Stockholder Meeting”) in accordance with Parent’s Organizational Documents and Nasdaq Listing Rule 5620(b) for a date no later than thirty (30) Business Days following the date on which the Registration Statement is declared effective under the Securities Act and (z) solicit proxies from the holders of Parent Common Stock to vote in favor of each of the Transaction Proposals. Parent shall, through its Board of Directors, recommend to the stockholders of Parent: (A) the Restated Parent Articles (as may be subsequently amended with such changes as the Company may request before the effectiveness of the Registration Statement), (B) approval of the Parent Share Issuance in connection with the Merger in accordance with Applicable Law and Nasdaq rules, (C) the adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (D) the adoption and approval of any other proposals reasonably requested by the Company or reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions, and (E)  the adjournment of the Parent Stockholder Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Adjournment Proposal”) (such proposals described in the foregoing clauses (A) through (E), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. Parent shall adjourn the Parent Stockholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval if the Parent Stockholder Approval shall not have been obtained at the Parent Stockholder Meeting (provided that approval of the Adjournment Proposal shall have been obtained), (ii) if a quorum is absent, or (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Parent has determined in good faith after consultation with outside legal counsel is required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Parent prior to the Parent Stockholder Meeting; provided that the Parent Stockholder Meeting will not be adjourned to a date that is (x) more than 30 days after the date for which the Parent Stockholder Meeting was originally scheduled (excluding any adjournments required by Applicable Law) or (y) later than five (5) Business Days prior to the date on which the End Date occurs.

(f) Without the prior written consent of the Company, the Transaction Proposals shall be the only matters that Parent shall propose be voted on by its stockholders at the Parent Stockholder Meeting. Subject to Section 6.02, Parent shall use its reasonable best efforts to take, or cause to be taken, all such actions, and to do or cause to be done all such things necessary on its part to cause the Transaction Proposals to be approved at the Parent Stockholder Meeting or any adjournment or postponement thereof, and to comply with all legal requirements applicable to the Parent Stockholder Meeting. Parent agrees to provide the Company with reasonably detailed periodic updates concerning proxy solicitation results upon the Company’s reasonable request and, upon the Company’s request (which may be given via email), Parent agrees to give written notice (which may be given via email) to the Company one (1) day prior to, and on the date of, the Parent Stockholder Meeting, indicating whether, as of such date, sufficient proxies representing the Parent Stockholder Approval have been obtained.

Section 7.05 Company Stockholder Approval.

(a) As promptly as reasonably practicable following the date on which the Registration Statement becomes effective under the Securities Act (and in any event within three (3) Business Days thereafter), the Company shall solicit and use its reasonable best efforts to obtain the Company Stockholder Approval in the form of an irrevocable written consent (the “Written Consent”) of the Requisite Company Stockholders (pursuant to the Company Support Agreement) and any other stockholders of the Company as the Company may determine in its reasonable discretion, or, in the event that the Company is not able to obtain the Written Consent, the Company shall duly and promptly convene a meeting of the Company’s stockholders, solely for the purpose of voting on the adoption of this Agreement and approving the Transactions.

(b) If the Company Stockholder Approval is obtained, then as promptly as reasonably practicable following the receipt of the Written Consent, the Company will prepare and deliver to its stockholders who have not consented the notice required by Sections 228(e) (if applicable) and 262 of the DGCL.

Section 7.06 Listing and Reporting Matters.

(a) Prior to the Closing, Parent shall use reasonable best efforts to maintain its listing on the Nasdaq and, in the event that Parent receives following the date of this Agreement any notice that Parent has failed to satisfy any Nasdaq listing requirement or any other material communication from Nasdaq in respect thereof, shall provide prompt written notice of the same to the Company, including a copy of any written notice thereof received from Nasdaq.

(b) Prior to the Closing, Parent shall take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of Nasdaq and the SEC to enable the listing of the Parent Common Stock being issued in the Parent Share Issuance on Nasdaq no later than Effective Time, subject to official notice of issuance (and, if requested by Nasdaq, the delivery of evidence that Parent complied with the minimum round lot shareholder requirement within 15 calendar days of the listing date), including by submitting prior to the Closing an initial listing application (the “Listing Application”) with Nasdaq, with respect to such Parent Common Stock. Each of the Company and Parent shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other such Party and shall otherwise reasonably assist and cooperate with the other such Party with respect to the preparation and filing of the Listing Application. Parent will (i) cause the Listing Application, when filed, to comply in all material respects with all requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application and (iii) have the Listing Application approved by Nasdaq, as promptly as practicable after such filing. Parent shall not submit the Listing Application or any supplement or amendment thereto, or respond to comments received from Nasdaq without providing the Company a reasonable opportunity to review and comment thereon. Parent shall promptly notify the Company upon the receipt of any comments from Nasdaq, or any request from Nasdaq for amendments or supplements to the Listing Application and shall provide the Company with copies of all material correspondence between Parent or any of its Representatives, on the one hand, and Nasdaq, on the other hand, and all written comments with respect to the Listing Application received from Nasdaq, and advise the Company of any oral comments with respect to the Listing Application received from Nasdaq. Promptly after receiving notice thereof, Parent shall advise the Company of the time of the approval of the Listing Application and the approval for listing on the Nasdaq of the Parent Common Stock to be issued in connection with the Transactions.

(c) From the date of this Agreement through the Effective Time, Parent will keep current and timely file all periodic reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under Applicable Laws.

Section 7.07 Name and Ticker. Parent and the Company shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the applicable rules of Nasdaq and the SEC such that, effective as of the Closing or as soon as reasonably practicable thereafter, Parent’s name and ticker symbol are changed to “RTB Digital, Inc.” and “RTB”, respectively.

Section 7.08 Parent Reverse Split.

(a) From and after the date of this Agreement, Parent shall use its reasonable best efforts to (i) as promptly as practicable convene a meeting of the stockholders of Parent for purposes of voting on the Parent Reverse Split (the “Parent Reverse Split Meeting”) and (ii) solicit proxies from the holders of Parent Common Stock in favor of the Parent Reverse Split. Parent shall, through its Board of Directors, recommend to the stockholders of Parent (A) approval of the Parent Reverse Split in accordance with Applicable Law and Nasdaq rules, (B) the adoption and approval of any other proposals as reasonably agreed by Parent and the Company to be necessary or appropriate in connection with the Transactions and (C) the adjournment of the Parent Reverse Split Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (the “Parent Reverse Split Proposals”). The provisions applicable to the Parent Stockholder Meeting and the Transaction Proposals set forth in Section 7.04(f) and the final sentence of Section 7.04(e) shall apply, mutatis mutandis, with respect to the Parent Reverse Split Meeting and the Parent Reverse Split Proposals.

(b) If the Parent Reverse Split is approved at the Parent Reverse Split Meeting then, Parent shall file or cause to be filed with the Nevada Secretary of State an amendment to its certificate of incorporation, in a form reasonably acceptable to the Company, to effect the Parent Reverse Split.

Section 7.09 Certain Tax Matters. 1

(a) Each of Parent and the Company shall use reasonable best efforts (i) to cause the Merger, taken together, to qualify as a reorganization within the meaning of Section 368(a) of the Code with respect to which Parent and the Company will each be a party to the reorganization within the meaning of Section 368(a) of the Code and (ii) not to, and to cause its respective Subsidiaries or Affiliates not to, take or cause to be taken any action reasonably likely to cause the Merger, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent and the Company shall use its reasonable best efforts to obtain any Tax opinion regarding the qualification of the Merger, taken together, as a reorganization within the meaning of Section 368(a) of the Code that may be required in connection with the preparation and filing of the Proxy Statement, including by causing its officers to execute and deliver to the law firm delivering such Tax opinion certificates at such time or times as may reasonably be requested by such law firm. In addition, upon prior written request of the Company, Parent shall deliver to the Company a customary officer’s certificate, executed by an appropriate officer of Parent and in a form mutually agreeable (acting in good faith) to Parent and the Company, solely for purposes of the Company obtaining a Tax opinion regarding the qualification of the Merger, taken together, as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of Parent and the Company shall (and shall cause their respective Subsidiaries and Affiliates to) report the Merger, taken together, for U.S. federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code and shall not take (or cause or permit any of their Subsidiaries or Affiliates to take) any inconsistent position on any Tax Return, in any audit, examination or other administrative or court Proceeding related to Taxes, or otherwise with respect to Taxes, in each case, unless required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Except for the covenants in Section 7.09(a) and the representations and warranties set forth in Section 3.15(c) and Section 4.16(c) respectively, neither Parent (including any of its Subsidiaries or Affiliates) nor the Company makes any representations or warranties regarding the Tax treatment of the Merger, or any of the Tax consequences of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. Parent and the Company acknowledge that each are relying solely on their own Tax advisors for Tax advice regarding this Agreement, the Merger and the other Transactions.

[1]	Note to Draft: Subject to review by ZL tax counsel.

Section 7.10 Public Announcements. The initial press release concerning this Agreement, the Ancillary Agreements and the Transactions shall be a joint press release to be agreed upon by the Company and Parent. Concurrently with the initial press release, Parent shall file a Form 8K announcing the agreement and including the Company’s pitch deck and other materials previously provided to investors in the Company Convertible Note Financing and any Additional Company Financing. Following such initial press release, Parent and the Company shall consult with each other before issuing any additional press release, making any other public statement or scheduling any press conference, conference call or meeting with investors or analysts with respect to this Agreement or the Transactions and, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference, conference call or meeting before such consultation (and, to the extent applicable, shall reasonably in advance provide copies of any such press release, statement or agreement (or any scripts for any conference calls) to the other Party and shall consider in good faith the comments of the other Party). This Section 7.10 shall not apply to any release or public statement made or proposed to be made by either Party in the ordinary course of business and which does not relate to this Agreement or the Transactions.

Section 7.11 Notices of Certain Events. Each of the Company and Parent shall promptly advise the other in writing of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; (b) any notice or other communication from any Governmental Authority in connection with the Transactions; (c) any Proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions; (d) any change, event or fact that has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, in the case of the Company, or a Parent Material Adverse Effect, in the case of Parent; or (e) any change, event or fact that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that no such notification shall affect the representations, warranties or covenants of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement, except where such notification reveals fraud or intentional misrepresentation; provided further that a failure to comply with this Section 7.11 shall not constitute the failure of any condition set forth in Article VIII to be satisfied unless the underlying change, event or fact would independently result in the failure of a condition set forth in Article VIII to be satisfied.

Section 7.12 Section 16(a) Matters. Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any acquisitions of Parent Common Stock (including derivative securities and equity awards with respect to Parent Common Stock) resulting from the Transactions by each individual who will become or is reasonably expected to become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.13 Transaction Litigation. Each of the Company and Parent shall promptly notify the other of any stockholder demands, litigations, arbitrations or other similar Proceedings (including derivative claims and books and records requests) commenced against it and/or its respective directors or officers relating to this Agreement, any Ancillary Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other Party informed regarding any Transaction Litigation. Each of the Company and Parent shall cooperate with the other in the defense or settlement of any Transaction Litigation, and shall give the other Party the opportunity to consult with it regarding the defense or settlement of such Transaction Litigation and shall give the other Party’s advice due consideration with respect to such Transaction Litigation. Prior to the Closing, none of Parent, the Company and their respective Subsidiaries shall cease to defend, consent to the entry of any judgment, settle or offer to settle any Transaction Litigation without the prior written consent of, in the case of Parent and its Subsidiaries, the Company, and, in the case of the Company and its Subsidiaries, Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.14 State Takeover Statutes. Each of Parent, Merger Sub and the Company shall (a) take all action necessary so that no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions” or “business combination statute or regulation” or other similar state antitakeover Laws or regulations, or any similar provision of the Company Organizational Documents or the Parent Organizational Documents is or becomes applicable to this Agreement, the Merger or any of the other Transactions, and (b) if any such antitakeover Law, regulation or provision is or becomes applicable to this Agreement, the Merger or any other Transactions, cooperate and grant such approvals and take such actions as are reasonably necessary so that this Agreement, the Merger or the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

Section 7.15 Release Agreements. Parent shall enter into settlement and release agreements (the “Release Agreements ”) with certain vendors and short term debt holders on the terms set forth on Section 7.15 of the Company Disclosure Schedules.

Article VIII

CONDITIONS PRECEDENT

Section 8.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Parties to effect the Merger shall be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by each of the Parties, at or prior to the Closing, of the following conditions:

(a) Stockholder Approvals. (i) The Parent Stockholder Approval shall have been duly obtained in accordance with Applicable Law and the Parent Organizational Documents and (ii) the Company Stockholder Approval shall have been duly obtained in accordance with Applicable Law and the Company Organizational Documents.

(b) Registration Statement. The Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and remain in effect and no Proceeding seeking such a stop order shall have been initiated by the SEC and remain pending.

(c) Nasdaq Listing. The Registration Statement Securities shall have been approved for listing on Nasdaq, subject to official notice of issuance.

(d) Regulatory Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated and all other approvals, clearances and expiration of applicable waiting periods (including any voluntary agreement between the Parties and any Governmental Authorities not to effect the Merger before a certain date) under any applicable Antitrust Law, or as required by state or federal regulators for digital asset or cryptocurrency-related business activities, have been obtained or occurred (as applicable), provided that if such approvals are not obtained, the parties may proceed if alternative compliance mechanisms are implemented.

(e) Absence of Orders. No Order issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Merger or any of the other Transactions] shall be in effect, and no Applicable Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority or otherwise be in effect that prohibits or makes illegal consummation of the Merger or any of the other Transactions.

Section 8.02 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger shall also be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by the Company, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations of Parent. All of the representations and warranties of Parent contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Parent Material Adverse Effect or any similar standard or qualification) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Parent and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing.

(c) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Parent Material Adverse Effect.

(d) Certificate. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to the effect that the conditions set forth in Section 8.02(a) (Accuracy of Representations of Parent), Section 8.02(b) (Performance of Obligations of Parent) and Section 8.02(c) (Absence of Parent Material Adverse Effect) have been satisfied.

(e) No Delisting. The Parent Common Stock shall not have been delisted from Nasdaq.

(f) Parent Reverse Split. The Parent Reverse Split shall have been effected.

(g) Release Agreement. Parent shall have entered into the Release Agreements, which shall be in full force and effect as of the Closing.

(h) Appointment to the Board. The members of the Post-Closing Parent Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 1.05(b).

(i) Lock-Up Agreement. Each Lock-Up Agreement shall be duly executed by Parent and the other parties thereto.

(j) Employment Agreements. Parent shall have received employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to the Company and Parent, between each of the persons set forth in Schedule Section 8.02(j) hereto and the Company or Parent, each such employment agreement duly executed by the parties thereto.]

(k) Oliva Employment Agreement. The Oliva Employment Agreement shall be duly executed by George Oliva and Parent.

(l) Outstanding Proceedings. Any outstanding proceeding involving the SEC or any shareholder derivative lawsuit, shall have been finally settled and Parent shall have taken all required remedial actions associated with such settlement.

Section 8.03 Conditions to Obligation of Parent and Merger Sub. The respective obligations of Parent and Merger Sub to effect the Merger shall also be subject to the satisfaction, or (to the extent permitted by Applicable Law) waiver, by Parent, at or prior to the Closing, of the following conditions:

(a) Accuracy of Representations of the Company. All of the representations and warranties of the Company contained in this Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect or any similar standard or qualification), shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

(c) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing a Company Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in Section 8.03(a) (Accuracy of Representations of the Company), Section 8.03(b) (Performance of Obligations of the Company), and Section 8.03(c) (Absence of Company Material Adverse Effect) have been satisfied.

(e) Termination of Certain Contracts. Parent shall have received evidence reasonably acceptable to Parent that the Contracts involving the Company and/or the Company’s security holders or other related persons set forth on Schedule 8.03(e) shall have been terminated with no further obligation or Liability of the Company and its Subsidiaries thereunder.

Section 8.04 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

Article IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time (except as otherwise expressly provided below, whether before or after receipt of the Parent Stockholder Approval or the effectiveness of the Company Stockholder Approval or Merger Sub Consent), by action taken or authorized by the board of directors of the terminating Party or Parties:

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) any Governmental Authority of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the Merger or the Closing; provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(i) shall not be available to any Party (A) whose breach of any provision of this Agreement primarily causes or results in the issuance of such Order or (B) who voluntarily agrees to or fails to oppose the issue or entry of such Order; or

(ii) the Merger shall not have been consummated on or before the date that is twelve (12) months] after the date of this Agreement (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 9.01(b)(ii) shall not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Merger to be consummated by such time, provided further that if on the date upon which the End Date would otherwise occur Parent is in process of procuring the effectiveness of a Registration Statement or obtaining Parent Stockholder Approval, the End Date shall be delayed until the first day following which a Proceeding brought by the SEC to prevent effectiveness of the Registration Statement has resulted in a final Order precluding effectiveness of the Registration Statement or the stockholders of Parent affirmatively vote not to authorize the Closing;

(c) by the Company, if:

(i) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.02(a) (Accuracy of Representations of Parent) or Section 8.02(b) (Performance of Obligations of Parent) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the twenty (20) day period referenced in the following clause (B)) by the End Date or (B) has not been cured by Parent or Merger Sub, as applicable, within twenty (20) days following written notice to Parent from the Company of such breach or failure to perform, but the Company may terminate this Agreement under this Section 9.01(c)(i) only so long as the Company is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by the Company would cause any condition set forth in Section 8.03(a) (Accuracy of Representations of the Company) or Section 8.03(b) (Performance of Obligations of the Company) not to be satisfied; or

(ii) the required Warrant Amendments shall not have been obtained by the Warrant Amendment Deadline.

(d) by Parent, if:

(i) the Company Stockholder Approval shall not have been obtained on or before the date that is ten (10) Business Days after the Registration Statement has been declared effective by the SEC; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 8.03(a) (Accuracy of Representations of the Company) or Section 8.03(b) (Performance of Obligations of the Company) not to be satisfied, and such breach or failure to perform (A) is incapable of being cured, or has not been cured (in the event the End Date occurs prior to the expiration of the twenty (20) day period referenced in the following clause (B)) by the End Date or (B) has not been cured by the Company within twenty (20) days following written notice to the Company from Parent of such breach or failure to perform, but Parent may terminate this Agreement under this Section 9.01(d)(ii) only so long as Parent is not then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach by Parent would cause any condition set forth in Section 8.02(a) (Accuracy of Representations of Parent) or Section 8.02(b) (Performance of Obligations of Parent) not to be satisfied.

The Party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give written notice of such termination to the other Party.

Section 9.02 Effect of Termination. If this Agreement is validly terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability or obligation on the part of any Party (or any stockholder or Representative of such Party) to the other Parties hereto; provided that, no such termination shall relieve any Party from any breach of this Agreement occurring prior to such termination, or any liabilities or damages for fraud or Willful Breach of any covenant, agreement or obligation under this Agreement; provided further that the provisions of this Section 9.02, and Article X (other than Section 10.12) shall survive any valid termination of this Agreement pursuant to Section 9.01. The termination of this Agreement shall not affect the Parties’ respective obligations under the Confidentiality Agreement, which shall survive in accordance with its terms.

Article X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement shall survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this Article X.

Section 10.02 Notice. All notices and other communications hereunder shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or similar message indicating non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other parties hereto in accordance with this Section 10.02):

(a) if to the Company, to:

RTB Digital, Inc.

4300 University Way NE, Suite C

Seattle, WA 98105

Attention: Bill Sornsin

Email: billso@roundtable.io

with a copy (which shall not constitute notice) to:

Zuber Lawler LLP

2029 Century Park E, Suite 400

Los Angeles, CA 90067

Attention: Josh Lawler

Email: Jlawler@zuberlawler.com

(b) if to Parent, Merger Sub, to:

RYVYL, Inc.

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

Attention: George Oliva

Email: george@ryvyl.com

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105

Attention: Barry I. Grossman, Esq.

   Lloyd N. Steele, Esq.

Email: bigrossman@egsllp.com

     lsteele@egsllp.com

Section 10.03 Definitions. As used in this Agreement, the following terms have the following meanings:

“Additional Company Financings” means, with respect to the Company, the sale by the Company for Cash of the Company’s Class C Common Stock or any Company Convertible Securities in each case closing subsequent to August 7, 2025, excluding the Company Convertible Note Financing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties in connection with or pursuant to this Agreement or the Transactions, including the Company Support Agreement, the Parent Support Agreements and Lock-Up Agreements and the Olivia Employment Agreement.

“Antitrust Division” means the U.S. Antitrust Division of the Department of Justice.

“Antitrust Laws” means (a) the Sherman Act of 1890, the Clayton Act of 1914, the Federal Trade Commission Act of 1914, the HSR Act and all other federal, state and foreign Applicable Laws in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade and (b) Applicable Laws governing investments by certain Persons in strategic business sectors, including those raising national security considerations, in any country where Parent, the Company or their respective Subsidiaries do business.

“Applicable Law(s)” means, with respect to any Person, any Law that is binding upon or applicable to such Person or any of such Person’s properties or assets.

“Budget” means the budget provided by Parent to Company as Exhibit B to the Non-Binding Letter of Intent between Parent and Company dated as of August 7, 2025.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cash” means United States Dollars, any digital asset commonly understood to be a stable coin representing a properly custodied United States Dollar, and any other digital asset, including BTC and ETH which has a minimum reported aggregate twenty-four-hour market volume in excess of $250 million United States Dollars on the Coinbase, Kraken and Gemini digital asset exchanges.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written agreement, memorandum of understanding or other contractual obligation between the Company or Parent or any of their Subsidiaries, as applicable, and any Labor Organization or other authorized employee representative representing Company Service Providers or Parent Service Providers, as applicable.

“Company Balance Sheet Date” means December 31, 2024.

“Company Class A Common Stock” means, the Class A common stock, par value $0.000002 of the Company.

“Company Class B Common Stock” means, the Class B common stock, par value $0.000002 of the Company.

“Company Class C Common Stock” means, upon the establishment, authorization and designation as a separate class of common stock in accordance with Section 3.05(a), the Class C common stock, par value $0.000002 of the Company.

“Company Common Stock” means, the Company Class A Common Stock and the Company Class B common stock, collectively.

“Company Convertible Note” means promissory notes issued by the Company in any Company Convertible Note Financing.

“Company Convertible Note Financing” means the sale, subsequent to August 7, 2025, by the Company of promissory notes convertible to equity of the Company in an amount not to exceed $50,000,000.

“Company Convertible Note Shares” means, the shares of Company Common Stock issued or issuable in the conversion of outstanding principle and interest on Company Convertible Notes.

“Company Convertible Securities” means, collectively, any other options, warrants or rights to subscribe for or purchase any capital stock of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital stock of the Company.

“Company Employee Plan” means any Employee Plan (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by the Company, any of its Subsidiaries for the current or future benefit of any Company Service Provider, or (b) for which the Company or any of its Subsidiaries has any direct, indirect or contingent liability or obligation, whether on behalf of itself, on behalf of an ERISA Affiliate or otherwise.

“Company IT Systems” means any and all Software, hardware, servers, networks and other information technology and data communications infrastructure, equipment, systems and services that are owned, leased, licensed or used by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, (i) has a material adverse effect on the condition (financial or otherwise), business or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) is or would reasonably be expected to prevent or materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Transactions; provided that, solely for purposes of the foregoing clause (i), no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Company Material Adverse Effect, or whether a Company Material Adverse Effect would reasonably be expected to occur: (a) any changes in conditions generally affecting United States or global economic, business, regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital or commodities markets; (b) general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency); (c) acts of God, natural disasters, calamities, disease outbreaks or pandemics; (d) any change in cryptocurrency or digital asset market conditions, regulatory developments affecting digital assets, or volatility in Bitcoin or other cryptocurrency valuations; (e) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect, unless otherwise excluded in this definition of “Company Material Adverse Effect”); (f) the execution and delivery of this Agreement, the public announcement thereof, the pendency of this Agreement, the impact thereof on the relationships of the Company and its Subsidiaries, with customers, suppliers or partners or the consummation of the Merger (it being understood and agreed that the foregoing shall not apply with respect to the representations or warranties in Section 3.03, Section 3.04 and Section 3.13(b) or any other representation or warranty that is expressly intended to address the consequences of the execution and delivery of this Agreement, the pendency of this Agreement or the consummation of the Merger); (g) any changes after the date of this Agreement not announced prior to the date of this Agreement in any Applicable Law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof; (i) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; or (j) any action or omission taken by the Company pursuant to the prior written request of Parent, except in the case of each of clause (a), (b), (c) or (g), to the extent that any such event, circumstance, development, occurrence, change or effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which the Company and its Subsidiaries operate.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or its Subsidiaries.

“Company Service Provider” means any director, officer, employee or individual independent contractor or other service provider of the Company or any of its Subsidiaries.

“Company Stockholder Approval” means the adoption of this Agreement and approval of the Transactions (including the Merger) by the affirmative vote or written consent of the holders of at least a majority of the voting power of the issued and outstanding Company Common Stock in accordance with the organizational documents of the Company and the DGCL.

“Company Valuation” means $35 million.

“Confidentiality Agreement” means the Mutual Non-Circumvention and Non-Disclosure Agreement, dated as of August 3, 2025, by and between Parent and the Company.

“Consent” means any consent, approval, waiver, license, permit, exemption, clearance, authorization, acknowledgment, Order or other confirmation.

“Contract” means any written agreement, contract, note, mortgage, indenture, arrangement or other legally binding obligation or understanding.

“DGCL” means the General Corporation Law of the State of Delaware.

“Employee Plan” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA); (b) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (c) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, cafeteria plan, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, workers’ compensation, supplemental unemployment benefits or postemployment or retirement benefits (including compensation, pension, health, medical or insurance benefits), in each case, whether written or unwritten, whether funded or unfunded, and whether for the benefit of one individual or more than one individual.

“Environmental Law” means any Applicable Law relating to (a) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (b) worker health and safety or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, Release or disposal of Hazardous Substances.

“Equity Interests” means, with respect to any Person, (a) any shares of capital stock or other voting securities of such Person, (b) other equity or voting interests in such Person, (c) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in such Person, or (d) restricted share units, restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by such Person or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, any other entity that, together with such entity, would be (or at any relevant time was or will be) treated as a single employer under Section 414 of the Code or is a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with such entity as such terms are defined in Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means a number equal to the quotient obtained by dividing (a) the product of (i) the Fully Diluted Parent Common Stock and (ii) the Valuation Ratio by (b) the Fully Diluted Company Common Stock.

“Filing” means any registration, petition, statement, application, schedule, form, declaration, notice, notification, report, submission or other filing.

“FTC” means the United States Federal Trade Commission.

“Fully Diluted Company Common Stock” means, without duplication, (a) the aggregate number of shares of Company Common Stock  that are issued and outstanding immediately prior to the Effective Time (after giving effect to the Company Preferred Stock Exchange or otherwise treating shares of Company Preferred Stock on an as-converted to Company Common Stock basis), plus (b) the aggregate number of shares of Company Common Stock that are issuable upon exercise of vested, in-the-money stock options or warrants of the Company outstanding immediately prior to the Effective Time, calculated using the treasury stock method of accounting, plus (c) the aggregate number of shares of Company Common Stock that are issuable upon the exercise, exchange or conversion of the Company Convertible Securities, or any other Equity Interests of the Company that are outstanding immediately prior to the Effective Time (whether or not then vested or exercisable, as applicable), provided that Company Class C Common Stock shall not be included in “Fully Diluted Company Common Stock”.

“Fully Diluted Parent Common Stock” means, without duplication, (a) the aggregate number of shares of Parent Common Stock that are issued and outstanding immediately prior to the Effective Time (treating shares of Parent Preferred Stock on an as-converted to Parent Common Stock basis), plus (b) the aggregate number of shares of Parent Common Stock that are issuable upon exercise of in-the-money stock options or warrants of Parent that are outstanding immediately prior to the Effective Time, calculated using the treasury stock method of accounting, plus (c) the aggregate number of shares of Parent Common Stock that are issuable upon the exercise, exchange or conversion of any other convertible Equity Interests of Parent that are outstanding immediately prior to the Effective Time (whether or not then vested or exercisable, as applicable) (in each case, giving effect to the Restated Parent Articles and the Parent Reverse Split) plus (d) 700,000 shares that Parent may potentially issue in settlement of ongoing litigation matters.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any national, transnational, supranational, foreign, federal, state, provincial, county, municipal or local governmental authority, or any subdivision thereof, any regulatory or administrative agency or authority, department, board, bureau agency, instrumentality or commission, including any political subdivision thereof, or any court, tribunal, administrative hearing body, arbitration panel or commission.

“Group” means a “group” as defined in Section 13(d) of the Exchange Act.

“Hazardous Substances” means any substance, material or waste that is listed, defined, designated, classified or regulated as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Applicable Law relating to the environment or natural resources, including petroleum or any derivative or by product thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation, per- and polyfluoroalkyl substances or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to a Person, as at a specified date, without duplication, all of (a) the outstanding principal amount of any indebtedness for borrowed money of such Person and its Subsidiaries (other than current accounts payable incurred in the ordinary course of business), if applicable, including deposits or advances of any kind to such Person; (b) the principal amount of any long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (c) obligations under any interest rate, currency swap, futures or other hedging, derivative or other similar agreement or arrangement; (d) finance and capital lease obligations or obligations to pay the deferred and unpaid purchase price of property, services or equipment, including all “earn-out,” contingent purchase price or similar performance-based payment obligations under any Contract for the acquisition of any business, asset or service (other than current accounts payable incurred in the ordinary course of business); (e) obligations under any letter of credit, performance bonds, surety bonds, financial guarantees, banker’s acceptance or similar credit transactions; (f) accounts payable that are not current; (g) guaranties of all or any part of the indebtedness of the type referred to in the foregoing clauses (a) through (f) of any other Person; and (h) any accrued and unpaid interest on and prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Intellectual Property” means any and all of the following, whether or not registered, and all rights therein, arising in the United States or any other jurisdiction throughout the world: (a) trademarks, service marks, trade names, certification marks, logos, trade dress, brand names, corporate names, Internet account names (including social networking and media names) and other indicia of origin, together with all goodwill associated therewith or symbolized thereby, and all registrations and applications relating to the foregoing; (b) patents and pending patent applications and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof; (c) registered and unregistered copyrights (including those in software), all registrations and applications to register the same, and all renewals, extensions, reversions and restorations thereof; (d) trade secrets and rights in confidential technology or information (including know-how, inventions, schematics, drawings, techniques, protocols, improvements, processes, formulae, models, methodologies, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) (collectively, “Trade Secrets”); (e) rights in databases and data collections (including knowledge databases, and customer databases); (f) Internet domain name registrations; (g) other similar types of proprietary or intellectual property; and (h) claims or causes of action arising out of or related to any past, present and future infringement, misappropriation or other violation of any of the foregoing.

“IRS” means the Internal Revenue Service.

“knowledge” of any Person means (i) with respect to the Company, the actual knowledge after reasonable inquiry of those individuals set forth in Section 10.03(a) of the Company Disclosure Schedules, and (ii) with respect to Parent, the actual knowledge of those individuals set forth in Section 10.03(a) of the Parent Disclosure Schedules.

“Labor Organization” means any labor union, trade union, works council, labor organization or association, or other employee representative body.

“Law” means any U.S. or non-U.S. supranational, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, executive order, Order or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case as amended or supplemented from time to time and including any rules, regulations or interpretations promulgated thereunder.

“Lien” means, with respect to any property or asset, any mortgage, deed of trust, lien, license, pre-emptive right or option, pledge, charge, collateral assignment, security interest, Uniform Commercial Code financing statement (or local equivalent), adverse claim, right-of-way, easement or encroachment relating to real property or other encumbrance of any kind in respect of such property or asset; provided that “Lien” shall exclude restrictions on transfer imposed under applicable securities Laws.

“NRS” means the Nevada Revised Statues.

“Order” means any order, writ, decree, judgment, award, injunction, ruling, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Parent Acquisition Proposal” means (A) any proposal, offer (including tender or exchange offers), indication of interest for or with respect to a merger, consolidation, business combination, recapitalization, binding share exchange, joint venture, scheme of arrangement or other similar transaction involving Parent or any of its Subsidiaries with respect to assets that, taken together, constitute more than 15% of Parent’s consolidated assets, (B) any proposal or offer (including tender or exchange offers) or indication of interest to acquire in any manner, directly or indirectly, in one or more transactions, more than 15% of the issued and outstanding Parent Common Stock or securities of Parent representing more than 15% of the voting power of Parent or (C) any proposal, offer (including tender or exchange offers) or indication of interest to acquire in any manner (including the acquisition of equity securities in any wholly owned Subsidiary of Parent), directly or indirectly, in one or more transactions, assets or businesses of Parent or its Subsidiaries, including pursuant to a joint venture, representing more than 15% of the consolidated assets, revenues or net income of Parent, in each case, other than the Transactions.

“Parent Balance Sheet” means the consolidated balance sheet of Parent and its Subsidiaries as of December 31, 2024, and the footnotes to such consolidated balance sheet, in each case set forth in the draft of Parent’s Annual Report on Form 10-K for the year ended December 31, 2024.

“Parent Balance Sheet Date” means December 31, 2024.

“Parent Common Stock” means, the class A common stock, par value $0.001, of Parent.

“Parent Employee Plan” means any Employee Plan (a) that is sponsored, maintained, administered, contributed to (or required to be contributed to) or entered into by Parent, any of its Subsidiaries or any of their ERISA Affiliates for the current or future benefit of any Parent Service Provider, or (b) for which Parent or any of its Subsidiaries has any direct, indirect, or contingent liability, whether on behalf of itself, on behalf of an ERISA Affiliate or otherwise.

“Parent IT Systems” means any and all Software, hardware, servers, networks and other information technology and data communications infrastructure, equipment, systems and services that are owned, leased, licensed or used by Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any event, circumstance, development, occurrence, change or effect that, individually or in the aggregate, (i) has a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole or (ii) is or would reasonably be expected to prevent or materially impair or delay the ability of Parent or Merger Sub to perform its obligations under this Agreement or consummate the Transactions; provided that, solely for purposes of the foregoing clause (i), no event, circumstance, development, occurrence, change or effect to the extent resulting from, arising out of, or relating to any of the following shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Parent Material Adverse Effect, or whether a Parent Material Adverse Effect would reasonably be expected to occur: (a) any changes in conditions generally affecting United States or global economic, business or regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets; (b) general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency); (c) acts of God, natural disasters, calamities, disease outbreaks or pandemics; (d) any decline, in and of itself, in the market price or trading volume of Parent Common Stock (it being understood and agreed that the facts or circumstances giving rise to or contributing to such decline may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, unless otherwise excluded in this definition of “Parent Material Adverse Effect”); (e) any failure, in and of itself, by Parent or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been, or would reasonably be expected to be, a Parent Material Adverse Effect, unless otherwise excluded in this definition of “Parent Material Adverse Effect”); (f) the execution and delivery of this Agreement, the public announcement thereof, the pendency of this Agreement, the impact thereof on the relationships of Parent and its Subsidiaries, with customers, suppliers or partners or the consummation of the Merger (it being understood and agreed that the foregoing shall not apply with respect to the representations or warranties in Section 4.03, Section 4.04 and Section 4.15(b) or any other representation or warranty that is expressly intended to address the consequences of the execution and delivery of this Agreement, the pendency of this Agreement or the consummation of the Merger); (g) any changes after the date of this Agreement not announced prior to the date of this Agreement in any Applicable Law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof; (h) any action required by a Governmental Authority pursuant to Antitrust Laws in connection with the Transactions; or (i) any action or omission taken by Parent pursuant to the prior written request of the Company, except in the case of each of clause (a), (b), (c) or (g), to the extent that any such event, circumstance, development, occurrence, change or effect has a materially disproportionate adverse effect on Parent and its Subsidiaries, taken as a whole, relative to the adverse effect such event, circumstance, development, occurrence, change or effect has on other companies operating in the industry in which Parent and its Subsidiaries operate.

“Parent Owned IP” means all Intellectual Property owned or purported to be owned by Parent or its Subsidiaries.

“Parent Preferred Stock” means, the preferred stock, par value $0.001, of Parent.

“Parent Reverse Split” means a reverse stock split of all issued and outstanding shares of Parent Common Stock that is effected (a) prior to the Restated Parent Articles, at a reverse stock split ratio in the range of 1:5 to 1:15 and as mutually agreed to by Parent and the Company or (b) otherwise as part of the Restated Parent Articles, in each case effected by Parent for the purpose of compliance with Nasdaq listing standards.

“Parent Service Provider” means any director, officer, employee, individual independent contractor or other service provider of Parent or any of its Subsidiaries.

“Parent Stock Plan” means 2023 Equity Incentive Plan.

“Parent Valuation” means $6.25 million, subject to adjustment pursuant to Section 2.02.

“Parent Warrant Payment” means a cash payment by Parent to purchase the unexercised portion of the Parent Warrant from the holder.

“Parent Warrants” means warrants to purchase shares of Parent Common Stock pursuant to that certain Common Stock Purchase Warrant, dated July 16, 2025.

“PCAOB ” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permitted Lien” means any (a) Liens for Taxes, assessments or other charges of a Governmental Authority not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP; (b) Liens under purchase money and capital lease arrangements, carriers’, warehousemen’s, mechanics’, workers’, materialmen’s, laborers’, repairmen’s, suppliers’, vendors’ or other similar Liens, in each case, arising in the ordinary course of business and that are (i) not yet due or delinquent or (ii) being contested in good faith by appropriate proceedings and, in each case, with respect to which adequate reserves have been established in accordance with GAAP; (c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, arising in the ordinary course of business; (d) easements, rights-of-way, covenants, declarations, conditions, reservations, restrictions, encroachments, servitudes, rights, licenses, leases, permits and other instruments or encumbrances and all matters of record and other imperfections of title that do not, and would not reasonably be expected to, individually or in the aggregate, materially detract from the value or the use of the property subject thereto or materially interfere with the current operations of the business; (e) statutory, common law or contractual Liens imposed on the underlying fee interest of the subject property thereof under or arising in connection with any lease or conditional sales contracts with third parties entered into in the ordinary course of business; (f) Liens imposed or promulgated by any Governmental Authority, including zoning, entitlement and building regulations, permits, licenses, utility easements and similar Liens, which are not violated in any material respect by the Company’s or any of its Subsidiaries’, or Parent’s or any of its Subsidiaries’, as applicable, present use or occupancy of such property; (g) rights of parties in possession of any such real property without options to purchase or rights of first refusal that do not, individually or in the aggregate, materially detract from the value or the use of the property subject thereto; (h) any Liens that are disclosed on the Parent Balance Sheet (in the case of Liens applicable to Parent or any of its Subsidiaries), or the notes thereto; (i) any Liens that are not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable; or (j) any non-exclusive license or other grant of rights with respect to Intellectual Property granted in the ordinary course of business.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality of such government or political subdivision.

“Personal Information” means any information that constitutes “personal information”, “personally identifiable information”, “personal data” or other similar terms under Applicable Laws.

“Proceeding” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding, citation, summons or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before any Governmental Authority.

“Registration Statement” means the Registration Statement on Form S-4, or another appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Parent under the Securities Act with respect to the Registration Statement Securities.

“Related Party” means any (a) executive officer or director of the Company or Parent, as applicable, (b) record or, to the knowledge of the Company or Parent, as applicable, beneficial owner of five percent (5%) or more of the voting securities of the Company or Parent, as applicable, (c) affiliate (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner.

“Related Party Contract” means any Contract with any Related Party.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing, or arranging for disposal, into the environment.

“Release Agreements” means the agreements whereby the indicated parties release Parent from associated liabilities, as specified on Section 7.15 of the Disclosure Schedule.

“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, employees, investment bankers, attorneys, accountants, consultants and other agents, advisors and representatives.

“Requisite Company Stockholders” means stockholders of the Company holding the required voting power to obtain the Company Stockholder Approval.

“Restricted Person” means any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List or Entity List or the U.S. Department of State’s Debarred Parties List.

“Sanctioned Person” means any Person that is the target of any Sanctions, including (a) any Person listed on any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or the United Nations Security Council; (b) any Person listed on any Sanctions-related list maintained by the Government of Canada, including the Consolidated Canadian Autonomous Sanctions List and List of Terrorist Entities; (c) the Government of Venezuela or any Person that is located, organized, or resident in a Sanctioned Country; (d) any Person otherwise subject to Sanctions; or (e) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(d).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by relevant Governmental Authorities, including but not limited to OFAC, the U.S. Department of State, Global Affairs Canada or Public Safety Canada.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Software” means any and all (a) computer programs, software, firmware, middleware and other code (including operating systems, platforms, applications and interfaces), in each case, in source code, object code or any other form; (b) data files and databases; and (c) documentation related to the foregoing (including protocols, specifications and flow charts).

“Subsidiary” means, when used with reference to a Person, any other Person with respect to which such first Person who (a) holds securities or other ownership interests having (i) ordinary voting power to elect a majority of the board of directors or other governing body or Persons performing similar functions, or (ii) more than 50% of the issued and outstanding equity interests or voting securities of which, are owned, directly or indirectly, or (b) controls the management. For purposes of this Agreement, a Subsidiary shall be considered a “wholly owned Subsidiary” of a Person as long as such Person directly or indirectly owns all of the securities or other ownership interests (excluding any securities or other ownership interests held by an individual director or officer required to hold such securities or other ownership interests pursuant to Applicable Law) of such Subsidiary.

“Tax” means any federal, state, local or non-U.S. income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, customs duties, license, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes of any kind whatsoever, together with any interest, penalties and additions to tax (including penalties for failure to file or late filing of any Tax Return, and any interest in respect of such penalties, additions to tax or additional amounts imposed by any federal, state, local, non-U.S. or other Taxing Authority).

“Tax Return” means any report, return, document, statement, declaration or other information or Filing filed with or supplied to, or required to be filed with or supplied to, any Taxing Authority with respect to Taxes, including information returns, claims for refunds, any documents with respect to or accompanying payments of estimated Taxes or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information or Filing, and including any amendment thereto and any related or supporting information, schedule or attachment with respect thereto.

“Tax Sharing Agreement” means any Tax indemnity, Tax allocation or Tax sharing agreement or similar agreement, arrangement or understanding relating to Taxes or other Tax matters, including any agreement that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, other than agreements entered into in the ordinary course of business that do not have as a principal purpose addressing Tax matters.

“Taxing Authority” means any Governmental Authority responsible for the imposition, assessment, administration or collection of any Tax.

“Third Party” means any Person or Group, other than the Company, Parent, any of their respective Subsidiaries or Affiliates.

“Transactions” means the transactions expressly contemplated by this Agreement and the Ancillary Agreements to be consummated in accordance with the terms of this Agreement (including the Merger).

“Uplist” means the uplisting of Parent Common Stock from the OTCQB pursuant to the Uplist Prospectus.

“Uplist Prospectus” means the final prospectus of Parent, dated as of February 16, 2021, and filed with the SEC on February 18, 2021 (File No. 333-252576).

“Valuation Ratio” means quotient obtained by dividing (a) the Company Valuation by (b) the Parent Valuation.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988 (as amended) and any comparable foreign, state or local Law.

“Willful Breach” means, with respect to any agreement or covenant of a Party in this Agreement, a deliberate action or omission taken or omitted to be taken by such Party in material breach of such agreement or covenant that the breaching Party takes (or fails to take) (a) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant or (b) which such breaching Party should have known would result in a material breach of such agreement or covenant.

Index of Defined Terms

Page
Additional Company Financings	72
Adjournment Proposal	61
Affiliate	72
Agreement	1
Ancillary Agreements	72
Anti-Corruption Laws	23
Antitrust Division	73
Antitrust Laws	73
Applicable Law(s)	73
Assumed Convertible Security	6
Audit Delivery Date	59
Bankruptcy and Equity Exceptions	9
Board Designee	4
Business Day	73
Cash	73
Certificate of Merger	3
Closing	2
Closing Date	3
Code	73
Collective Bargaining Agreement	73
Company	1
Company Balance Sheet Date	73
Company Class A Common Stock	73
Company Class B Common Stock	73
Company Class C Common Stock	74
Company Common Stock	74
Company Convertible Note	74
Company Convertible Note Financing	74
Company Convertible Note Shares	74
Company Convertible Securities	74
Company Digital Assets	15
Company Disclosure Schedules	9
Company Employee Plan	74
Company Insurance Policies	24
Company IT Systems	74
Company Leased Real Property	24
Company Material Adverse Effect	74
Company Material Contract	13
Company Multiemployer Pension Plan	18

Company Multiemployer Plan	18
Company Organizational Documents	9
Company Owned IP	75
Company Pension Plan	18
Company Permits	13
Company Preferred Stock Exchange	4
Company Real Property Lease	25
Company Securities	11
Company Service Provider	75
Company Stockholder Approval	75
Company Support Agreement	1
Company Valuation	75
Confidentiality Agreement	76
Consent	76
Contract	76
control	72
Current Insurance	56
D&O Indemnified Parties	56
Data Privacy Requirements	22
DGCL	76, 79
Dissenting Shares	8
Effective Time	3
Employee Plan	76
End Date	70
Environmental Law	76
Equity Interests	76
ERISA	76
ERISA Affiliate	76
Exchange Act	77
Exchange Agent	7
Exchange Ratio	77
Excluded Shares	6
Export Control and Economic Sanctions Laws	24
FCPA	23
Filing	77
FTC	77
Fully Diluted Company Common Stock	77
Fully Diluted Parent Common Stock	77
GAAP	77
Governmental Authority	77
Group	78
Hazardous Substances	78
HSR Act	78
Indebtedness	78
Intellectual Property	78
Interim Period	46

IRS	79
knowledge	79
Labor Organization	79
Law	79
Lien	79
Listing Application	63
Merger	1
Merger Consideration	5
Merger Sub Consents	2
Nasdaq	10
Offer Documents	60
Oliva Employment Agreement	2
Order	79
Parent	1
Parent Acquisition Proposal	79
Parent Balance Sheet	80
Parent Balance Sheet Date	80
Parent Common Stock	80
Parent Disclosure Schedules	26
Parent Employee Plan	80
Parent Insurance Policies	43
Parent IT Systems	80
Parent Leased Real Property	44
Parent Material Adverse Effect	80
Parent Material Contract	33
Parent Multiemployer Pension Plan	38
Parent Multiemployer Plan	38
Parent Organizational Documents	27
Parent Owned IP	81
Parent Pension Plan	38
Parent Permits	33
Parent Preferred Stock	81
Parent Real Property Lease	44
Parent Reverse Split	81
Parent Reverse Split Meeting	64
Parent Reverse Split Proposals	64
Parent SEC Documents	30
Parent Securities	29
Parent Service Provider	81
Parent Share Issuance	27
Parent Stock Plan	81
Parent Stockholder Approval	27
Parent Stockholder Meeting	61
Parent Support Agreement	2
Parent Valuation	81
Parent Warrant Payment	81

Parent Warrants	82
Parties	1
Party	1
PCAOB	82
Permitted Lien	82
Person	82
Personal Information	82
Premium Cap	56
Proceeding	82
Proxy Statement	60
Registered Company IP	21
Registered Parent IP	41
Registration Statement	60, 83
Registration Statement Securities	60
Regulation S-K	48
Related Party	83
Related Party Contract	83
Release	83
Release Agreements	66, 83
Representatives	83
Required Financial Statements	59
Required Warrant Holders	6
Requisite Company Stockholders	83
Restated Parent Articles	4
Restated Parent Bylaws	4
Restricted Person	83
Sanctioned Country	24
Sanctioned Person	83
Sanctions	84
SEC	84
Securities Act	84
Software	84
Solicitation Notice	50
Subsidiary	84
Surviving Corporation	1
Tax	84
Tax Return	84
Tax Sharing Agreement	84
Taxing Authority	85
Third Party	85
Trade Secrets	79
Transaction Litigation	66
Transaction Proposals	62
Transactions	85
Treasury Regulations	2
under common control with	72
Uplist	85
Valuation Ratio	85
WARN	85
Warrant Amendment	6
Warrant Amendment Deadline	6
Willful Breach	85
Written Consent	62

Section 10.04 Interpretation; Construction. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only, do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The word “will” shall be construed to have the same meaning as “shall”. The words “made available to Parent” and words of similar import refer to documents and other information posted to the virtual data room (if any) by or on behalf of the Company at least one (1) day prior to the date of this Agreement. The words “made available to the Company” and words of similar import refer to documents and other information posted to the virtual data room (if any) by or on behalf of Parent at least one (1) day prior to the date of this Agreement. Unless the context requires otherwise, the word “material” shall be construed in light of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. No provision of this Agreement will be interpreted in favor of, or against, any of the Parties to this Agreement by reason of the extent to which any such Party or its legal counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft of this Agreement, and no rule of strict construction will be applied against any Party hereto.

Section 10.05 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other Governmental Authority declares that any term or provision of this Agreement is invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible.

Section 10.06 Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (including by electronic communication) to the other Parties.

Section 10.07 Entire Agreement. This Agreement (including any exhibits hereto), the Parent Disclosure Schedules, the Company Disclosure Schedules, the Confidentiality Agreement and the Ancillary Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the Parties, with respect to the subject matter of this Agreement. Effective as of the execution and delivery of this agreement, the letter agreement, dated as of August 7, 2025, by and between Parent and the Company, shall terminate and be of no further force or effect. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT AND THE ANCILLARY AGREEMENTS, NONE OF PARENT, THE COMPANY OR MERGER SUB MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ANY OTHER PARTY OR ANY OF SUCH PARTY’S REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

Section 10.08 No Third-Party Beneficiaries. The Company and Parent hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the Parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 10.14 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties hereto of risks associated with particular matters regardless of the knowledge of any of the Parties hereto. Consequently, Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.09 Obligations of the Company and of Parent. Whenever this Agreement requires Merger Sub or another Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action and Parent shall be liable for any failure of such Person. Whenever this Agreement requires any Subsidiary of the Company or Parent, as applicable to take any action, such requirement shall be deemed to include an undertaking on the part of the Company or Parent, as applicable to cause such Subsidiary to take such action and the Company or Parent, as applicable, shall be liable for any failure of such Person. Whenever this Agreement requires any Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after Effective Time, on the part of Parent to cause such Subsidiary to take such action.

Section 10.10 Governing Law Arbitration. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION. Any claim, dispute, or controversy arising out of or relating to this Agreement (except for claims relating to the enforcement or validity of the obligations to be performed in connection with the Merger by either Party’s stockholders), including the interpretation or enforcement of this Agreement, shall be exclusively resolved by confidential arbitration conducted in Wilmington, Delaware, in accordance with the Delaware Rapid Arbitration Act (6 Del. C. § 5801 et seq.), and administered by JAMS. The arbitral tribunal shall have exclusive authority to determine any questions regarding its own jurisdiction and the arbitrability of any claim. Judgment upon any arbitral award may be entered in any court of competent jurisdiction. Nothing in this Section 10.10 shall limit the ability of any stockholder or former stockholder of either party to bring claims under applicable federal securities laws or Delaware law in the appropriate court as required by Section 115 of the Delaware General Corporation Law.

Section 10.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 10.12 Specific Performance. Each of Parent and Merger Sub acknowledges and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be an available remedy for breaches of this Agreement. It is accordingly agreed that, notwithstanding Section 10.10, prior to the termination of this Agreement pursuant to Section 9.01, the Company shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub and to enforce specifically the performance of terms and provisions of this Agreement in any court of competent jurisdiction without proof of actual damages, this being in addition to any other remedy to which the Company is entitled at Law or in equity. Parent and Merger Sub further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each of Parent and Merger Sub further acknowledges and agrees that the agreements contained in this Section 10.12 are an integral part of the Merger and the other Transactions and that, without these agreements, the Company would not enter into this Agreement. Each of Parent and Merger Sub further agrees that the Company shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 10.13 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by all of the Parties, by action taken or authorized by their respective boards of directors, at any time before or after the Parent Stockholder Approval or the effectiveness of the Merger Sub Consent or Company Stockholder Approval; provided that after the Parent Stockholder Approval has been obtained or the Merger Sub Consents or Company Stockholder Approval has become applicable, any amendment of this Agreement that by Applicable Law requires the further approval by Parent’s stockholders, the stockholders of the Company or the members of Merger Sub shall be effective only with the approval of such stockholders or members, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.14 Extension; Waiver. At any time prior to the Effective Time, the Company and Parent (on behalf of itself Merger Sub) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company, (b) waive any inaccuracies in the representations and warranties of the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company, contained in this Agreement, and (c) waive compliance by the Company, in the case of Parent, or Parent or Merger Sub, in the case of the Company, with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed by an authorized officer on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.15 Non-Recourse. Each Party agrees, on behalf of itself and its respective Affiliates, that all actions, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to: (a) this Agreement or the Transactions, (b) the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), (c) any breach or violation of this Agreement and (d) any failure of the Transactions to be consummated, in each case, may be made only against (and are those solely of) the Parties that are expressly identified as parties to this Agreement. In furtherance and not in limitation of the foregoing, and notwithstanding anything contained in this Agreement to the contrary, each Party hereto covenants, agrees and acknowledges, on behalf of itself and their respective Affiliates, that no recourse under this Agreement or in connection with any of the Transactions shall be had against any other Person, and no other Person shall have any liabilities or obligations (whether in Contract or in tort, in Law or in equity, or granted by statute, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil) for any claims, causes of action, obligations or liabilities arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d), it being expressly agreed and acknowledged that no personal liability or losses whatsoever shall attach to, be imposed on or otherwise be incurred by any of the aforementioned, as such, arising under, out of, in connection with or related in any manner to the items in the immediately preceding clauses (a) through (d). No Person, other than the Parties, shall be responsible or liable for any damages which may be alleged as a result of this Agreement or the Transactions (or the termination or abandonment thereof). Notwithstanding anything to the contrary set forth in this Section 10.15, it is expressly understood and agreed that none of the foregoing shall limit, impair or otherwise affect the rights, liabilities or obligations of any Person arising out of or relating to the Confidentiality Agreement, the Parent Support Agreements or the Company Support Agreement to the extent such Person is expressly party thereto.

Section 10.16 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement, the Merger and the other Transactions will be paid by the Party incurring such costs and expenses.

Section 10.17 Disclosure Schedules References and SEC Document References. The Parties hereto agree that each section or subsection of the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, shall be deemed to qualify the corresponding Section or subsection of this Agreement, irrespective of whether or not any particular Section or subsection of this Agreement specifically refers to the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable. The Parties hereto further agree that disclosure of any item, matter or event in any particular section or subsection of either the Company Disclosure Schedules or the Parent Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection solely to the extent such disclosure is made with reasonable specificity and detail in the Company Disclosure Schedules or the Parent Disclosure Schedules, as applicable, to which the relevance of such disclosure would be reasonably apparent on its face, without review of the underlying documents, notwithstanding the omission of a cross-reference to such other section or subsections.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

RYVYL, INC.

By:	/s/ George Oliva
Name:	George Oliva
Title:	Chief Financial Officer

RYVYL MERGER SUB INC.

By:	/s/ George Oliva
Name:	George Oliva
Title:	Chief Financial Officer

RTB DIGITAL, INC.

By:	/s/ James Heckman
Name:	James Heckman
Title:	Chief Executive Officer